Exhibit 4.1

CONFORMED COPY

€740,000,000 AND US$325,000,000
FACILITIES AGREEMENT
Dated 3 June 2004
for
LUXOTTICA GROUP S.p.A.
AND
LUXOTTICA U.S. HOLDINGS CORP.
arranged by

ABN AMRO BANK N.V., BANCA INTESA S.p.A., BANC OF AMERICA SECURITIES
LIMITED, CITIGROUP GLOBAL MARKETS LIMITED, HSBC BANK PLC,
MEDIOBANCA – BANCA DI CREDITO FINANZIARIO S.p.A., THE ROYAL BANK OF
SCOTLAND PLC AND UNICREDIT BANCA MOBILIARE S.p.A.

with

UNICREDITO ITALIANO S.p.A., NEW YORK BRANCH

UNICREDIT BANCA D’IMPRESA S.p.A.

acting as Agents

MULTICURRENCY TERM AND REVOLVING FACILITIES
AGREEMENT

CONTENTS

Clause

1.	DEFINITIONS AND INTERPRETATION

2.	THE FACILITIES

3.	PURPOSE

4.	CONDITIONS OF UTILISATION

5.	UTILISATION

6.	UNAVAILABILITY OF CURRENCY

7.	REPAYMENT

8.	PREPAYMENT AND CANCELLATION

9.	INTEREST

10.	INTEREST PERIODS

11.	CHANGES TO THE CALCULATION OF INTEREST

12.	FEES

13.	TAX GROSS-UP AND INDEMNITIES

14.	INCREASED COSTS

15.	OTHER INDEMNITIES

16.	MITIGATION BY THE LENDERS

17.	COSTS AND EXPENSES

18.	GUARANTEE AND INDEMNITY

19.	REPRESENTATIONS

20.	INFORMATION UNDERTAKINGS

21.	FINANCIAL COVENANTS

22.	GENERAL UNDERTAKINGS

23.	EVENTS OF DEFAULT

24.	CHANGES TO THE LENDERS

25.	CONFIDENTIALITY

26.	CHANGES TO THE OBLIGORS

27.	ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGER

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

29.	SHARING AMONG THE FINANCE PARTIES

30.	PAYMENT MECHANICS

31.	SET-OFF

32.	NOTICES

33.	CALCULATIONS AND CERTIFICATES

34.	PARTIAL INVALIDITY

35.	REMEDIES AND WAIVERS

36.	AMENDMENTS AND WAIVERS

37.	COUNTERPARTS

38.	GOVERNING LAW

39.	ENFORCEMENT

SCHEDULE 2	CONDITIONS PRECEDENT

THIS AGREEMENT is made in London on 3 June 2004 and between:

(1)                            LUXOTTICA GROUP S.p.A., as borrower (the “Italian Borrower”);

(2)                            LUXOTTICA U.S. HOLDINGS CORP., as borrower (the “US Borrower” and, together with the Italian Borrower, the “Borrowers”);

(3)                            LUXOTTICA GROUP S.p.A., LUXOTTICA S.r.l. and LUXOTTICA U.S. HOLDINGS CORP. as original guarantors (the “Original Guarantors”);

(4)                            ABN AMRO BANK N.V., BANCA INTESA S.p.A., BANC OF AMERICA SECURITIES LIMITED, CITIGROUP GLOBAL MARKETS LIMITED, HSBC BANK PLC, MEDIOBANCA – BANCA DI CREDITO FINANZIARIO S.p.A., THE ROYAL BANK OF SCOTLAND PLC AND UNICREDIT BANCA MOBILIARE S.p.A., as mandated lead arrangers (whether acting individually or together, the “Mandated Lead Arranger”);

(5)                            THE FINANCIAL INSTITUTIONS listed in Part II, Part III and Part IV of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(6)                            UNICREDIT BANCA D’IMPRESA S.p.A., as agent of the other Finance Parties, under Facility A and Facility C (in so far as the currency specified in any Facility C Utilisation Request is the Base Currency (as such terms are defined below)) (the “Italian Agent”); and

(7)                            UNICREDITO ITALIANO S.p.A., NEW YORK BRANCH, as agent of the other Finance Parties under Facility B and under Facility C (in so far as the currency specified in any Facility C Utilisation Request is the Optional Currency (as such terms are defined below)) (the “US Agent” and, together with the Italian Agent, the “Agents”)).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.                                 DEFINITIONS AND INTERPRETATION

1.1                           Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in part 2 of Schedule 12 (Additional Guarantors).

“Acquisition” means the acquisition by the US Borrower (directly or indirectly through the SPV) of the Target.

“Acquisition Documents” means all documents setting out the agreement between the US Borrower or, as the case may be SPV with respect to the Acquisition.

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Additional Guarantor” means any member of the Group which becomes a Guarantor in accordance with Clause 18.11 (Additional Guarantors)

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agency Fee Letters” means each of (i) the letter dated on or about the date of this Agreement between the Italian Borrower and the Italian Agent relating to the payment by the Italian Borrower of the agency fee to the Italian Agent as set out in such letter and (ii) the letter dated on or about the date of this agreement between the US Borrower and the US Agent relating to the payment by the US Borrower of the agency fee as set out in such letter.

“Agent’s Spot Rate of Exchange” means (in relation to Facility C) the spot rate of exchange on a particular day for the purchase of the Optional Currency with the Base Currency quoted by the European Central Bank on Reuters’ page ECB37 or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average rate of exchange as the Agent after consultation with the Lenders and the Borrower, shall select.

“Agreed Exceptions” means with respect to any action, proceeding or procedure referred to in Clause 23.7 (Insolvency Proceedings) and Clause 23.8 (Creditor’s Process and final judgment) (each a “relevant procedure”):

(a)                                      the relevant procedure is discharged within 30 days of its commencement; or

(b)                                     on or prior to the end of the 30 day period mentioned in (a) above it is demonstrated to the satisfaction of the Majority Lenders (in their discretion but acting in good faith) that:

(i)                        the relevant procedure is frivolous and vexatious and is being duly defended in good faith and by appropriate proceedings; or

(ii)                     the relevant procedure is being duly defended in good faith and by appropriate proceedings and any Borrower or the relevant Obligor has sufficient funds to meet the maximum potential liability which may result from such proceedings, and (in any event) within 60 days of the end of the 30 day period mentioned in (a) above, the relevant procedure is discharged.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Signatory” means the persons listed in Schedule 10 (Authorised Signatories) and any other person authorised to execute any document on behalf of the Italian Borrower and/or the US Borrower (as the case may be), as is from time to time communicated by the Italian Borrower in writing to each of the Italian Agent and the US Agent.

“Availability Period” means:

(a)                                      in relation to Facility A, the period from and including the date of this Agreement to and including the date falling 60 days from the date of this Agreement;

(b)                                     in relation to Facility B, the period from and including the date of this Agreement to and including 31 January 2005; and

(c)                                      in relation to Facility C, the period from and including the date of this Agreement to and including the date falling one month before the Termination Date.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)                                      the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)                                     in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans (other than any Loan which is the subject of the relevant Utilisation Request) that are due to be made under that Facility on or before the proposed Utilisation Date, other than, in relation to any proposed Utilisation under Facility C only, that Lender’s participation in any Facility C Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bank Guarantee” means any guarantees or performance bonds required to be issued by an Eligible Deposit Bank in the ordinary course of either of the Borrower’s business and upon terms usual for such business.

“Base Currency” means:

(a)                                      in relation to Facility A and Facility C, euro; and

(b)                                     in relation to Facility B, US$.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, in relation to Facility C, if the amount requested is denominated in the Optional Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is four Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

“Break Costs” means the amount (if any) by which:

(a)                                      the interest (excluding any Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                     the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) which is not a public holiday and on which banks are open for general business in New York, London and Milan and:

(a)                                      (in relation to a date for payment or purchase of any sum denominated in a currency other than the euro) the principal financial centre of the country of such currency; or

(b)                                     (in relation to any date for payment or purchase of a sum denominated in the euro) on which TARGET is open for settlement in euro.

“Cash” has the meaning given to it in FAS95

“Cash Equivalent Investments” has the meaning given to it in FAS95.

“Code” means, at any date, the U.S. Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“Commitment” means a Facility A Commitment, a Facility B Commitment or a Facility C Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 8 (Confidentiality Undertaking) or in any other form agreed between the Italian Borrower and the Italian Agent.

“Consolidated Equity” means, with respect to the Group, the Shareholders’ Equity as evidenced in the latest published Consolidated Financial Statements or Consolidated Quarterly Financial Statements (as the case may be).

“Consolidated Financial Statements” means, with respect to the Group, the latest published audited consolidated financial statements of the Group prepared in accordance with GAAP in respect of its financial year.

“Consolidated Pro-Forma Financial Statements” means, during the Pro-Forma Relevant Period and with respect to the Group, the latest published audited consolidated financial statements of the Group prepared in accordance with GAAP in respect of its financial year, including, on a pro-forma basis, the relevant results of Target and its Subsidiaries.

“Consolidated Total Assets” means, with respect to the Group, the total assets as evidenced in the latest published Consolidated Financial Statements or Consolidated Quarterly Financial Statements (as the case may be).

“Consolidated Quarterly Financial Statements” means, with respect to the Group, the latest quarterly financial statements of the Group in respect of each of its financial quarters (other than the last quarter in each financial year).

“Consolidated Quarterly Pro-Forma Financial Statements” means, during the Pro-Forma Relevant Period with respect to the Group, the latest quarterly financial statements of the Group in respect of each of its financial quarters (other than the last quarter in each financial year), including, on a pro-forma basis, the relevant results of Target and its Subsidiaries.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Documento di Sintesi” has the meaning given to such expression in the Bank of Italy’s 9th update of the Istruzioni di Vigilanza in force from 1 October 2003.

“Eligible Deposit Bank” means any bank or financial institution with a short-term rating of at least A1 granted by Standard & Poors’ Corporation or P1 granted by Moody’s Investors Services, Inc.

“Employee Plan” means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a U.S. Group Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3 (5) of ERISA.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants, including, without limitation, the National Environmental Policy Act (42 U.S.C. §4321 et seq.), the Comprehensive Environmental Response, Compensation and

Liability Act of 1980 (42 U.S.C. §9601 et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), as amended by the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transport Act (49 U.S.C. §1801 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Water Act (33 U.S.C. §1321 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.,), the Occupational Safety and Health Act (29 U.S.C. §651 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Safe Drinking Water Act (42 U.S.C. §3808 et seq.), and any similar federal, state or local laws, ordinances or regulations implementing such laws.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“ERISA Affiliate” means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with a U.S. Group Company, pursuant to Section 414 (b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means within the past six years: (i) any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043 (a) of ERISA that it be notified of such event; (ii) the filing of a notice of intent to terminate any Employee Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041 (b) of ERISA, the filing under Section 4041 (c) of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041 (c) of ERISA; (iii) the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan; (iv) the failure to make a required contribution to any Employee Plan that would result in the imposition of an encumbrance under Section 412 of the Code or Section 302 of ERISA or the filing of any request for a minimum funding waiver under Section 412 of the Code with respect to any Employee Plan or to its knowledge a Multiemployer Plan; (v) an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA that would have a Material Adverse Effect; (vi) the complete or partial withdrawal of any U.S. Group Company or any ERISA Affiliate from a Multiemployer Plan; and (vii) an Obligor or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Employee Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that would have a Material Adverse Effect.

“EURIBOR” means, in relation to any Loan in euro:

(a)                                      the applicable Screen Rate; or

(b)                                     (if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Italian Agent at its request quoted by the Reference Banks to leading banks in the European interbank market;

as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Existing Indebtedness” means the financial indebtedness of the Italian Borrower set out in Schedule 11 (Existing Indebtedness), which shall be refinanced in part with the amounts borrowed under Facility A.

“Facility” means Facility A, Facility B or Facility C.

“Facility A” means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility A Commitment” means:

(a)                                      in relation to an Original Lender, the amount in euro set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)                                     in relation to any other Lender, the amount in euro of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced (other than, for the avoidance of doubt, by way of Utilisation) or transferred by it under this Agreement.

“Facility A Lender” means:

(a)                                      an Original Lender listed in Part II of Schedule 1 (The Original Parties); and

(b)                                     any bank or financial institution which has become a Lender under Facility A in accordance with Clause 24 (Changes to the Lenders).

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Repayment Date” means each of the dates specified in Clause 7.1 (Repayment of Facility A Loans) as Facility A Repayment Dates, but if any such date is not a Business Day, then that Facility A Repayment Date shall be deemed to be the immediately succeeding Business Day.

“Facility B” means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility B Commitment” means:

(a)                                      in relation to an Original Lender, the amount in US$ set opposite its name under the heading “Facility B Commitment” in Part III of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)                                     in relation to any other Lender, the amount in US$ of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced (other than, for the avoidance of doubt, by way of Utilisation) or transferred by it under this Agreement.

“Facility B Lender” means:

(a)                                      an Original Lender listed in Part III of Schedule 1 (The Original Parties); and

(b)                                     any bank or financial institution which has become a Lender under Facility B in accordance with Clause 24 (Changes to the Lenders).

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility C” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility C Commitment” means:

(a)                                      in relation to an Original Lender, the amount in the Base Currency set opposite its name (and, as the case may be the name of its branch) under the heading “Facility C Commitment” in Part IV of Schedule 1 (The Original Parties) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(b)                                     in relation to any other Lender, the amount in the Base Currency of any Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced (other than, for the avoidance of doubt, by way of Utilisation) or transferred by it under this Agreement.

“Facility C Lender” means:

(a)                                      an Original Lender listed in Part IV of Schedule 1 (The Original Parties); and

(b)                                     any bank or financial institution which has become a Lender under Facility C in accordance with Clause 24 (Changes to the Lenders).

“Facility C Loan” means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.

“Facility Fee Letter” means the facility fee letter dated on or about the date of this Agreement between the Mandated Lead Arranger, the Italian Borrower and the US Borrower setting out any of the fees referred to in Clause 12 (Fees).

“Facility Office” means

(a)                                      in relation to an existing Lender, the office or offices notified by that Lender to the Agent in writing by not less than five Business Days’ notice as the office or offices through which it will perform its obligations under this Agreement; and

(b)                                     in relation to a New Lender (as defined in Clause 24.1 (Assignments and transfers by the Lenders)), the office or offices notified by the New Lender to the Agent in the Transfer Certificate completed pursuant to Clause 24.5 (Procedure for Transfer) as the office or offices through which it will perform its obligations under this Agreement.

“FAS95” means Financial Accounting Standards (FAS) Statement of Standard No. 95 “Statement of Cashflows” as amended by other GAAP standards.

“Finance Document” means this Agreement, the Facility Fee Letter, the Agency Fee Letters and any other document designated as such by the Agent and the Italian Borrower.

“Finance Lease Debt” means any Financial Indebtedness falling within paragraph (d) of the definition of Financial Indebtedness.

“Finance Party” means any of the Agents, the Mandated Lead Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)                                      moneys borrowed (excluding, for the avoidance of doubt, any unutilised commitment of whatsoever nature in respect of moneys to be borrowed);

(b)                                     any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                                      any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                     the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)                                      receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                        any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)                                     any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account) only to the extent such derivative transactions are recorded in the balance sheet of any member of the Group in accordance with GAAP;

(h)                                     any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)                                         any amount raised by the issue of redeemable shares;

(j)                                         any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance; and

(k)                                      (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“GAAP” means, (in the case of the Borrowers) US GAAP or any other generally accepted accounting principles as in effect from time to time in the United States of America including the International Accounting Standards and IFRS or (in the case of Luxottica S.r.l.) Italian GAAP or any other generally accepted accounting principles as in effect from time to time in the Republic of Italy including the International Accounting Standards and IFRS.

“Guarantor” means each Original Guarantor and any Additional Guarantor.

“Group” means the Italian Borrower and its Subsidiaries for the time being (and, for the avoidance of doubt, following the Acquisition “Group” shall include Target and its Subsidiaries for the time being).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Indebtedness for Borrowed Money” means Financial Indebtedness save for any indebtedness for or in respect of paragraphs (g), (h) and (k) of the definition of “Financial Indebtedness”.

“Intellectual Property” means all patents, trade marks, service marks, designs, models, business names, copyrights, design rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered, and the benefit of all licences, applications, rights to use and monies deriving from any such intellectual property now or hereafter belonging to any member of the Group.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Italian Civil Code” means the Civil Code enacted by Royal Decree No. 262 of 6 March 1942, as in full force and effect at any relevant time in the Republic of Italy.

“Italian GAAP” means generally accepted accounting principles in Italy.

“Italian Obligor” means Luxottica Group S.p.A. or Luxottica S.r.l.

“Lender” means a Facility A Lender, a Facility B Lender or a Facility C Lender which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan in US$:

(a)                                      the applicable Screen Rate; or

(b)                                     (if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in US$ and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a Facility A Loan, a Facility B Loan or a Facility C Loan.

“Majority Lenders” means:

(a)                                      if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 and 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 and 2/3 per cent. of the Total Commitments immediately prior to the reduction); or

(b)                                     at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 and 2/3 per cent. of all the Loans then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent, in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means:

(a)                                      0.50 per cent. per annum from the date hereof subject to paragraph (b) below;

(b)                                     if the ratio of Consolidated Total Net Debt to Consolidated EBITDA, as set out at any time other than during the Relevant Pro-Forma Period in the Consolidated Financial Statements or in the Consolidated Quarterly Financial Statements (as the case may be) or during the Pro-Forma Relevant Period as set out in the Consolidated Pro-Forma Financial Statements or in the Consolidated Quarterly Pro-Forma Financial Statements (as the case may be), in each case, most recently delivered in accordance with Clause 20.1 (Financial Statements)

of this Agreement (including for the avoidance of doubt the Consolidated Quarterly Financial Statements for the quarter ending 31 March 2004), is within the range set out below, then the Margin shall be the percentage per annum set out opposite such range in the margin grid table below:

Margin Grid Table

Ratio of Consolidated Net Debt to Consolidated EBITDA	(per cent. per annum)
Equal to or greater than 3.0x	0.60
Equal to or greater than 2.5x but lower than 3.0x	0.50
Equal to or greater than 2.0x but lower than 2.5x	0.45
Lower than 2.0x	0.40

(and any reduction or increase in the Margin pursuant to this paragraph (b) shall take effect in relation to any Loan, 5 Business Days after receipt by the Italian Agent of the Compliance Certificate in respect of such financial statements pursuant to Clause 20.2 (Compliance Certificate));

(c)                                      if at any time an Event of Default has occurred and is continuing the Margin shall be 0.60 per cent. per annum;

(d)                                     the change to the Margin set out in paragraph (c) above shall apply from and including the date on which an Event of Default has occurred or come into existence until but excluding the date on which such Event of Default is no longer continuing.

“Material Adverse Effect” means a material adverse effect on:

(a)                                      the business, or financial condition of the Group taken as a whole;

(b)                                     the ability of an Obligor to perform its payment obligations under the Finance Documents; or

(c)                                      the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents.

“Material Subsidiary” means, at any time, a Subsidiary of the Italian Borrower whose total assets or turnover (excluding intra-Group items) then equal or exceed five per cent. (5%) of the Consolidated Total Assets or turnover of the Group.  For this purpose:

(a)                                      the total assets or turnover of a Subsidiary of the Italian Borrower will be determined from its financial statements (consolidated if it has subsidiaries) upon which the latest audited financial statements of the Group have been based;

(b)                                     if a Subsidiary of the Italian Borrower becomes a member of the Group after the date on which the latest Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be) of the Group have been prepared, the total assets or turnover of that Subsidiary will be determined from its latest financial statements;

(c)                                      the Consolidated Total Assets or turnover of the Group will be determined from the latest Consolidated Financial Statements or Consolidated Quarterly Financial Statements (as the case may be), adjusted on any Quarter Date (where appropriate) to reflect the total assets or turnover of any company or business subsequently acquired or disposed of; and

(d)                                     if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Italian Borrower, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Italian Borrower will be, in the absence of manifest error, conclusive.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                      if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                                     if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3) (37) of ERISA) contributed to for any employees of a U.S. Group Company or any ERISA Affiliate.

“Obligor” means a Borrower or a Guarantor.

“Optional Currency” means, in relation to Facility C only and subject to Clause 4.3 (Conditions relating to the Optional Currency), US$.

“Original Financial Statements” means:

(a)                                      in relation to the Italian Borrower, the audited Consolidated Financial Statements for its financial year ended 31 December 2003;

(b)                                     in relation to the US Borrower, its audited financial statements for its financial year ended 31 December 2003; and

(c)                                      in relation to Luxottica S.r.l., its financial statements for its financial year ended 31 December 2003.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

“Permitted Security” means any of the Security listed in paragraph (c)(i) to (vii) of Clause 22.3 (Negative Pledge).

“Pro-Forma Relevant Period” means the period from the date the Acquisition is completed and ending on the Business Day immediately preceding the Quarter Date falling not less than twelve Months after the date on which the Acquisition is completed.

“Qualifying Lender” means:

(a)                                      in relation to Facility A and Facility C (with respect to Loans made or to be made to the Italian Borrower), a bank or financial institution which, at the date of this Agreement or, in the case of an assignee or transferee under Clause 24 (Changes to the Lenders), at the date of such assignment or (as the case may be) at the date of the relevant Transfer Certificate:

(i)                        (A) is entitled to receive all payments under this Agreement free of any withholding tax on account of income tax in Italy; and

(B) is acting through a Facility Office in Italy; or

(ii)                     is incorporated or resident in a country which has a double taxation treaty with Italy pursuant to which no withholding on account of income tax is required to be made on any payments under this Agreement with respect to Facility A and Facility C.

(b)                                     in relation to Facility B and Facility C (with respect to Loans made or to be made to the US Borrower), a bank or financial institution which, at the date of this Agreement or, in the case of assignee or transferee under Clause 24 (Changes to the Lenders), at the date of such assignment or (as the case may be) at the date of the relevant Transfer Certificate:

(i)                        is entitled to receive all payments under this Agreement free of any withholding tax on account of income tax in the United States of America; or

(ii)                     is resident (as such term is defined in the appropriate convention (a “Double Taxation Treaty”) between the government of the United States of America and any other government for the avoidance of double taxation and prevention of fiscal evasion with respect to taxes on income and capital gains in a country with which the United States of America has an appropriate Double Taxation Treaty giving residents in that country full exemption from income tax on interest in the United States of America, is eligible for full exemption from income tax on all payments received or to be received under this Agreement under such double taxation treaty and participating through a Facility Office that entitles it to receive all payments under this Agreement free of any withholding tax on account of income tax in the United States of America; and

(iii)                  has delivered to the Obligor (a) two original copies of the United States Internal Revenue Service Form W-8BEN (or any successor form) certifying that it is a resident of a foreign country with which the United States has an income tax treaty and that it is entitled to exemption from United States withholding tax with respect to all payments to be made to the Lender under the Finance Documents under such treaty, (b) two original copies of the United States Internal Revenue Service Form W-8ECI (or any successor form) certifying that the payments made pursuant to the Finance Documents are effectively connected with the conduct by the Lender of a trade or business within the United States, (c) two original copies of the United States Internal Revenue Service Form W-9 (or any successor form) certifying that the Lender is a United States person for United States federal income tax purposes or, (d) any other applicable form prescribed by the Internal Revenue Service certifying as to the Lender’s entitlement to exemption from United States withholding tax with respect to all payments to be made to the Lender under the Finance Documents.

“Qualifying Shareholder” means:

(a)                                      Leonardo Del Vecchio and any person with whom he is connected (as that term is defined in Sections 839 (2), (6) and (7) of the Income and Corporation Taxes Act 1988 of England and Wales) (together a “Qualifying Shareholder”);

(b)                                     any company controlled by a Qualifying Shareholder; or

(c)                                      any trust or other similar entity in which a Qualifying Shareholder whether alone or together with one or more other Qualifying Shareholders has all or substantially all of the beneficial interests.

“Quarter Date” means each 31 March, 30 June, 30 September and 31 December.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)                                      (if the currency is euro) two TARGET Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Italian Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the European interbank market on more than one day, the Quotation Day will be the last of those days); or

(b)                                     (if the currency is US$) two TARGET Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the US Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the European interbank market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means, in relation to LIBOR the principal London offices of ABN AMRO, Banca Intesa S.p.A. and Citibank, N.A. and, in relation to EURIBOR, the principal office in Milan of ABN AMRO, Banca Intesa S.p.A.  and Citibank, N.A. or such other banks as may be appointed by the Italian Agent in consultation with the Italian Borrower.

“Relevant Interbank Market” means in relation to euro, the European interbank market, and, in relation to US$, the London interbank market.

“Relevant Period” means each period of twelve months ending on the last day of the Italian Borrower’s financial year and each period of twelve months ending on the last day of each quarter of the Italian Borrower’s financial year.

“Repayment Instalment” means each instalment for repayment of the Facility A Loans referred to in Clause 7.1 (Repayment of Facility A Loans).

“Repeating Representations” means each of the representations set out in Clauses 19.1 (Status) to 19.6 (Governing law and enforcement) and Clause 19.9 (No Default) to Clause 19.21 (ERISA and Multiemployer Plans) other than sub-clause (b) of Clause 19.9 (No Default), Clause 19.10 (No misleading information) and sub-clause (c) of Clause 19.11 (Financial Statements).

“Rollover Loan” means one or more Facility C Loans:

(a)                                      made or to be made on the same day that a maturing Facility C Loan is due to be repaid;

(b)                                     the aggregate amount of which is equal to or less than the maturing Facility C Loan (or to the extent such Loan is denominated in an Optional Currency, the aggregate Base Currency Amount of such Loan is equal to or less than the Optional Currency Amount outstanding as calculated at the Agent’s Spot Rate of Exchange applicable to the relevant Utilisation Request);

(c)                                      in the same currency as the maturing Facility C Loan (unless it arose as a result of the operation of Clause 6 (Unavailability of currency)); and

(d)                                     made or to be made to the same Borrower for the purpose of refinancing a maturing Facility C Loan.

“Screen Rate” means:

(a)                                      in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period; and

(b)                                     in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

in each case displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Italian Borrower and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 10 (Interest Periods) in relation to Facility A or, as the case may be, Facility B.

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“SPV” means Colorado Acquisition Corp., a company incorporated under the laws of Delaware whose share capital is 100 per cent. owned and controlled, directly or indirectly by the US Borrower.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)                                      which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)                                     more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)                                      which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Target” means Cole National Corporation, a company incorporated under the laws of Delaware, United States of America.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date falling 5 years from the date of this Agreement provided that if such day is not a Business Day, it shall be the immediately preceding Business Day.

“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Facility C Commitments, being €740,000,000 and US$325,000,000 at the date of this Agreement.

“Total Consideration” means the purchase price of Target payable pursuant to the Acquisition Documents.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being €405,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being US$325,000,000 at the date of this Agreement.

“Total Facility C Commitments” means the aggregate of the Facility C Commitments being €335,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Italian Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)                                      the proposed Transfer Date specified in the Transfer Certificate; and

(b)                                     the date on which the Agent executes the Transfer Certificate.

“Unfunded Pension Liability” means the excess of an Employee Plan’s benefit liabilities under Section 4001 (a) (16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Employee Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US GAAP” means generally accepted accounting principles in the United States of America.

“U.S. Group Company” means any member of the Group incorporated in any State of the United States of America.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2                           Construction

(a)                                      Unless a contrary indication appears any reference in this Agreement to:

(i)                        the “Agent” shall be construed as a reference to (in relation to Facility A and Facility C (in so far as the currency specified in any Facility C Utilisation Request is the Base Currency) the Italian Agent and (in relation to Facility B and in relation to Facility C (in so far as the currency specified in any Facility C Utilisation Request is the Optional Currency)) the US Agent;

(ii)                     the “Agent”, the “Mandated Lead Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(iii)                  the “Borrower” shall be construed as a reference to (in relation to Facility A and Facility C) the Italian Borrower and (in relation to Facility B and Facility C) the US Borrower;

(iv)                 “assets” includes present and future properties, revenues and rights of every description;

(v)                    a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(vi)                 “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)              a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(viii)           a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)                   a provision of law is a reference to that provision as amended or re-enacted; and

(x)                      a time of day is a reference to Milan time.

(b)                                     Section, Clause and Schedule headings are for ease of reference only.

(c)                                      Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance

Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                                     A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

1.3                           Currency Symbols and Definitions

“US$” and “USD” denote lawful currency of the United States of America and “EUR”, “€” and “euro” means the single currency unit of the Participating Member States.

1.4                           Third party rights

(a)                                      Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

(b)                                     Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITIES

2.                                 THE FACILITIES

2.1                           The Facilities

Subject to the terms of this Agreement:

(a)                                      the Facility A Lenders make available to the Italian Borrower a euro term loan facility in an aggregate amount equal to the Total Facility A Commitments;

(b)                                     the Facility B Lenders make available to the US Borrower a USD term loan facility in an aggregate amount equal to the Total Facility B Commitments; and

(c)                                      the Facility C Lenders make available to the Borrowers a euro and USD multicurrency revolving loan facility in an aggregate amount equal to the Total Facility C Commitments.

2.2                           Finance Parties’ rights and obligations

(a)                                      The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                                     The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the

Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)                                      A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.                                 PURPOSE

3.1                           Purpose

(a)                                      The Italian Borrower shall apply all amounts borrowed by it under Facility A towards funding general corporate purposes including towards refinancing the Existing Indebtedness as and when it falls due and payable;

(b)                                     The US Borrower shall apply all amounts borrowed by it under Facility B towards funding directly or indirectly the Total Consideration and any related transaction fees and costs;

(c)                                      Each Borrower shall apply all amounts borrowed by it under Facility C for the general corporate purpose of the Group.

3.2                           Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.                                 CONDITIONS OF UTILISATION

4.1                           Initial conditions precedent

(a)                                      The Italian Borrower may not deliver a Utilisation Request under Facility A and no Borrower may deliver a Utilisation Request under Facility C unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent acting reasonably. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

(b)                                     The US Borrower may not deliver a Utilisation Request under Facility B unless the US Agent has received all of the documents and other evidence listed in Part I and Part II of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the US Agent acting reasonably. The US Agent shall notify the US Borrower and the Facility B Lenders promptly upon being so satisfied.

4.2                           Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)                                      in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)                                     the Repeating Representations to be made by each Obligor are true in all material respects.

4.3                           Conditions relating to the Optional Currency

US$ will constitute an Optional Currency in relation to a Facility C Loan if US$ are readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan.

4.4                           Maximum number of Loans

(a)                                      A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)                        3 or more Facility A Loans would be outstanding; or

(ii)                     3 or more Facility B Loans would be outstanding; or

(iii)                  7 or more Facility C Loans would be outstanding.

(b)                                     The Italian Borrower may not request that a Facility A Loan be divided if, as a result of the proposed division, 6 or more Facility A Loans would be outstanding.

(c)                                      The US Borrower may not request that a Facility B Loan be divided if, as a result of the proposed division, more than 6 Facility B Loans would be outstanding.

(d)                                     Any Loan made by a single Lender under Clause 6 (Unavailability of currency) shall not be taken into account in this Clause 4.4.

SECTION 3

UTILISATION

5.                                 UTILISATION

5.1                           Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2                           Completion of a Utilisation Request

(a)                                      Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                        it identifies the Facility to be utilised;

(ii)                     the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)                  the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)                 the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)                                     Only one Loan may be requested in each Utilisation Request.

5.3                           Currency and amount

(a)                                      The currency specified in a Utilisation Request must be the Base Currency or (in the case of Facility C) the Base Currency or the Optional Currency.

(b)                                     The amount of the proposed Loan must be:

(i)                        in the case of Facility A, a minimum of €25,000,000 or, if less, the Available Facility; or

(ii)                     in the case of Facility B a minimum of US$25,000,000 or, if less, the Available Facility; or

(iii)                  in the case of Facility C:

(1)                    if the currency selected is the Base Currency, a minimum of €15,000,000; or

(2)                    if the currency selected is the Optional Currency, a minimum of US$15,000,000,

or if less, the Available Facility; and

(iv)                 in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4                           Lenders’ participation

(a)                                      If the conditions set out in this Agreement have been met, each Lender shall make its participation (if any) in each Loan available by the Utilisation Date through its Facility Office.

(b)                                     The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment in respect of the relevant Facility to the Available Facility of such Facility immediately prior to making the Loan.

(c)                                      The US Agent shall determine the Base Currency Amount of each Facility C Loan which is to be made in the Optional Currency and shall notify each Facility C Lender of the amount, and the Base Currency Amount of each Facility C Loan and the amount of its participation in that Facility C Loan, in each case by the Specified Time.

6.                                 UNAVAILABILITY OF CURRENCY

6.1                           If before the Specified Time on any Quotation Day:

(a)                                      a Facility C Lender notifies the US Agent that the Optional Currency (if requested) is not readily available to it in the amount required; or

(b)                                     a Facility C Lender notifies the US Agent that compliance with its obligation to participate in a Facility C Loan in the Optional Currency (if requested) would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day.  In this event, any Facility C Lender that gives notice pursuant to this Clause 6 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.                                 REPAYMENT

7.1                           Repayment of Facility A Loans

(a)                                      The Italian Borrower shall repay any Facility A Loan made to it in instalments by repaying on each Facility A Repayment Date the portion of such Facility A Loans set out opposite each Facility A Repayment Date below:

Facility A Repayment Date	Portion of the aggregate of the original principal amount of the Facility A Loans to be repaid

4 June 2007	1/9th

3 September 2007	1/9th

3 December 2007	1/9th

3 March 2008	1/9th

3 June 2008	1/9th

3 September 2008	1/9th

3 December 2008	1/9th

3 March 2009	1/9th

Termination Date	1/9th

(b)                                     The Italian Borrower shall repay any other amounts outstanding under Facility A on the Termination Date.

(c)                                      If, in relation to any Facility A Repayment Date, the aggregate amount of the Facility A Loans made to the Italian Borrower exceeds the Repayment Instalment to be repaid by the Italian Borrower, the Italian Borrower may, if it gives the Agent not less than five Business Days’ prior notice, select which of those Facility A Loans will be wholly or partially repaid so that the Repayment Instalment is repaid on the relevant Facility A Repayment Date in full.  The Italian Borrower may not make a selection if as a result more than one Facility A Loan will be partially repaid.

(d)                                     If the Italian Borrower fails to deliver a notice to the Agent in accordance with paragraph (b) above, the Agent shall select the Facility A Loans to be wholly or partially repaid.

(e)                                      The Italian Borrower may not reborrow any part of Facility A which is repaid.

7.2                           Repayment of Facility B Loans

The US Borrower shall repay any Facility B Loan made to it in full on the Termination Date.

7.3                           Repayment of Facility C Loans

Each Borrower which has drawn a Facility C Loan shall repay that Loan on the last day of its Interest Period.

8.                                 PREPAYMENT AND CANCELLATION

8.1                           Illegality

If, at any time, it is or it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)                                      that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)                                     upon the Agent notifying the Italian Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)                                      each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Italian Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent which shall not be earlier than the last date as determined by applicable law or regulation for the repayment of any such Loan.

8.2                           Change of control

(a)                                      If (1) any person or group of persons (acting in concert) other than a Qualifying Shareholder (the “New Shareholder(s)”) has gained control of the Italian Borrower (a “Control Event”) or (2) circumstances exist that might reasonably give rise to the occurrence of a Control Event, the Italian Borrower shall, to the extent it can do so without breaching any applicable law or regulation or contract and subject always to Clause 25 (Confidentiality), promptly notify the Agent upon becoming aware of that event.

(b)                                     If within 20 days of receiving the notice referred to in Sub clause (a) the Majority Lenders:

(i)                        determine, acting reasonably and in good faith, that the New Shareholder(s) are of a reputation that gives the Majority Lenders reason to believe that any amounts due under the Finance Documents will not be repaid as and when they become due; and

(ii)                     deliver a written notice through the Italian Agent to the Italian Borrower to this effect,

then upon the later of (i) the receipt of the notice pursuant to paragraph (b) above and (ii) the occurrence of the Control Event the Agent shall, by not less than 45 days’ notice to the Borrowers (by means of a notice in addition to the one specified in b(ii) above), cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all outstanding amounts will become immediately due and payable.

(c)                                      For the purposes of this Clause 8.2 “control” shall be construed in accordance with the first and second paragraphs of Article 2359 of the Italian Civil Code and Article 93 of Legislative Decree No. 58 of 24 February 1998 (as subsequently amended or supplemented).

8.3                           Acquisition Documents

If any party to the Acquisition Documents rescinds or repudiates any of those agreements or instruments in whole or in part and following such rescission or repudiation, the consideration paid by a member of the Group for Target is repaid to such Group member, if the Majority Lenders, acting reasonably and in good faith, confirm to the Italian Borrower in writing through the Italian Agent that such rescission or repudiation is likely to have a material adverse effect on the interests of the Lenders under the Finance Documents, then the Agent shall, by not less than 30 days’ notice to the US Borrower, require the repayment of the Facility B Loans, together with accrued interest on Facility B on the last day of the Interest Period falling not less than 30 days after the receipt of such notice.

8.4                           Voluntary cancellation

Each Borrower may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €10,000,000 with respect to Facility A or Facility C, and US$10,000,000 with respect to Facility B) of an Available Facility. Any cancellation under this Clause 8.4 shall reduce the Commitments of the Facility A Lenders or, as the case may be, Facility B Lenders or, as the case may be, Facility C Lenders rateably under that Facility.

8.5                           Cancellation of Facility B

The whole of the Available Facility with respect to Facility B shall automatically be cancelled upon receipt by the Agent of written confirmation (by way of a written notice to the Agent from a Borrower) by a Borrower that it does not intend to proceed with the Acquisition.

8.6                           Voluntary prepayment of Facility A Loans

(a)                                      The Italian Borrower may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Facility A Loan (but, if in part, being a minimum amount of €10,000,000).

(b)                                     A Facility A Loan may only be prepaid after the last day of the Availability Period for Facility A (or, if earlier, the day on which the applicable Available Facility is zero).

(c)                                      Any prepayment under this Clause 8.6 shall satisfy the obligations under Clause 7.1 (Repayment of Facility A Loans) pro-rata across all Facility A repayment instalments set out at Clause 7.1 (Repayment of Facility A Loans).

8.7                           Voluntary Prepayment of Facility B Loans

(a)                                      The US Borrower may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Facility B Loan (but if in part, being on a minimum amount of US$10,000,000).

(b)                                     A Facility B Loan may only be prepaid after the last day of the Availability Period for Facility B (or, if earlier, the day on which the applicable Available Facility is zero).

8.8                           Voluntary Prepayment of Facility C Loans

A Borrower to which a Facility C Loan has been made may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Facility C Loan (but if in part, being an amount that reduces the Base Currency Amount of the Facility C Loan by a minimum amount of €10,000,000).

8.9                           Right of repayment and cancellation in relation to a single Lender

(a)                                      If:

(i)                        any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)                     any Lender claims indemnification from either Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs); or

(iii)                  any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost formulae),

the Italian Borrower may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues or (in the case of paragraph (iii) above) the Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)                                     On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)                                      On the last day of each Interest Period which ends after the Italian Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Italian Borrower in that notice), each Borrower in relation to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

8.10                     Restrictions

(a)                                      Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                                     Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (other than in the case of prepayment under Clause 8.1 (Illegality) in respect of which no Break Costs shall be payable), without premium or penalty.

(c)                                      No Borrower may reborrow any part of Facility A or Facility B which is prepaid.

(d)                                     Unless a contrary indication appears in this Agreement, any part of Facility C which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(e)                                      The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)                                        No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)                                     If an Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the affected Borrower or the affected Lender, as appropriate.

SECTION 5

COSTS OF UTILISATION

9.                                 INTEREST

9.1                           Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                                      Margin;

(b)                                     in relation to any Loan in euro, EURIBOR or, in relation to any Loan made in USD, LIBOR; and

(c)                                      Mandatory Cost, if any.

9.2                           Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

9.3                           Default interest

(a)                                      If an Obligor fails to pay any amount (other than interest) payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by an Agent.

(b)                                     If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)                        the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)                     the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)                                      Default interest (if unpaid) arising on an overdue amount will not be compounded with the overdue amount at the end of each Interest Period and will remain immediately due and payable.

9.4                           Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

10.                           INTEREST PERIODS

10.1                     Selection of Interest Periods

(a)                                      A Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)                                     Each Selection Notice for a Facility A Loan and for a Facility B Loan is irrevocable and must be delivered to the Agent by the Italian Borrower and the US Borrower respectively, not later than the Specified Time.

(c)                                      If a Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 10.2 (Changes to Interest Periods), be three Months.

(d)                                     Subject to this Clause 10, a Borrower may select an Interest Period of one, two, three or six Months or any other period agreed between a Borrower and the Agent acting on the instructions of all the Lenders. In addition, the Italian Borrower may select an Interest Period of (in relation to Facility A) a period of not being one, two, three or six months, (but in any event not greater than six months), if necessary to ensure that there are sufficient Facility A Loans which have an Interest Period ending on a Facility A Repayment Date for the Italian Borrower to make the Repayment Instalment due on that date.

(e)                                      An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)                                        Each Interest Period for a Facility A Loan or a Facility B Loan shall start on the Utilisation Date or (if already made) on the last day of the relevant preceding Interest Period.

(g)                                     A Facility C Loan has one Interest Period only.

10.2                     Changes to Interest Periods

(a)                                      Prior to determining the interest rate for a Facility A Loan, the Agent may shorten an Interest Period for any Facility A Loan to ensure there are sufficient Facility A Loans which have an Interest Period ending on a Facility A Repayment Date for the Italian Borrower to make the Repayment Instalment due on that date.

(b)                                     If the Agent makes a change to an Interest Period referred to in paragraph (a) above, it shall promptly notify the Italian Borrower and the Lenders.

10.3                     Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.4                     Consolidation and division of Facility A Loans and of Facility B Loans

(a)                                      Subject to paragraph (b) below, if two or more Interest Periods:

(i)                        relate to Facility A Loans; and

(ii)                     end on the same date,

those Facility A Loans will, unless that Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A Loan on the last day of the Interest Period.

(b)                                     Subject to Clause 4.4 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if the Italian Borrower requests in a Selection Notice that a Facility A Loan be divided into two or more Facility A Loans, that Facility A Loan will, on the last day of its Interest Period, be so divided in the amounts specified in that Selection Notice, being an aggregate amount equal to the amount of the Facility A Loan immediately before its division.

(c)                                      Subject to paragraph (d) below, if two Interest Periods:

(i)                        relate to Facility B Loans; and

(ii)                     end on the same date,

those Facility B Loans, will, unless the US Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility B Loan on the last day of the Interest Period.

(d)                                     Subject to Clause 4.4 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if the US Borrower requests in a Selection Notice that a Facility B Loan be divided into two Facility B Loans, that Facility B Loan will, on the last day of its Interest Period, be so divided in the amounts specified in that Selection Notice, being an aggregate amount equal to the amount of the Facility B Loan immediately before its division.

11.                           CHANGES TO THE CALCULATION OF INTEREST

11.1                     Absence of quotations

Subject to Clause 11.2 (Market disruption), if EURIBOR or, if applicable, LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2                     Market disruption

(a)                                      If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)                        the Margin;

(ii)                     the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)                  the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)                                     In this Agreement “Market Disruption Event” means :

(i)                        at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR or, if applicable, LIBOR for the relevant currency and Interest Period; or

(ii)                     before close of business in Milan on the Quotation day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 60 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR or, if applicable, LIBOR.

11.3                     Alternative basis of interest or funding

(a)                                      If a Market Disruption Event occurs and the Agent or the Italian Borrower so requires, the Agent and the Italian Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                                     Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Italian Borrower, be binding on all Parties.

11.4                     Break Costs

(a)                                      Subject to Clause 8.10(b), each Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                                     Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.                           FEES

12.1                     Commitment fee

(a)                                      The Borrowers shall pay to the Agent (for the account of each Lender) an aggregate fee:

(i)                        (from the date falling 60 days from the date of this Agreement) in USD computed at the rate of 0.1 per cent. per annum on that Lender’s Available Commitment under Facility B for the Availability Period applicable to Facility B; and

(ii)

(1)                    in euro computed at the rate of 40 per cent, per annum of the then applicable Margin on that Lender’s Available Commitment over the preceding three month period under Facility C if the average unutilised amount of Facility C over such 3 month period (or in the case of a payment being made not at the end of a three month period (the Payment Date), the average unutilised amount of Facility C from the date of last payment of commitment fee up to but excluding the Payment Date) exceeded 50 per cent. of the Lenders’ Commitment during such three month period under Facility C; or

(2)                    in euro computed at the rate of 30 per cent, per annum of the then applicable Margin on that Lender’s Available Commitment over the preceding three month period under Facility C if the average unutilised amount of Facility C over such 3 month period (or in the case of a payment being made not at the end of a three month period (the Payment Date), the average unutilised amount of Facility C from the date of last payment of commitment fee up to but excluding the Payment Date) was equal to or lower than 50 per cent. of the Lenders’ Commitment during such three month period under Facility C.

(b)                                     The accrued commitment fee is payable in arrears on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2                     Facility fee

The Borrowers shall pay to the Mandated Lead Arranger a facility fee in the amount and at the times agreed in the Facility Fee Letter.

12.3                     Agency fee

The Borrowers shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in the Agency Fee Letters.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.                           TAX GROSS-UP AND INDEMNITIES

13.1                     Definitions

(a)                                      In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender, described in paragraphs (a)(ii) and (b)(ii) of the definition of Qualifying Lender.

(b)                                     Unless a contrary indication appears, in this Clause a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination acting reasonably and in good faith.

13.2                     Tax gross-up

(a)                                      Each Obligor shall make all payments to be made by it under the Agreement without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                     The Italian Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Italian Borrower and that Obligor.

(c)                                      Except as provided below in sub-clauses (d) and (g), if a Tax Deduction is required by law to be made by an Obligor or the Agent, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                     An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the

Republic of Italy or, as the case may be, United States of America from any payment under this Agreement, if on the date on which the payment falls due:

(i)                        the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than (a) as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application) of any law, treaty, or any published practice or concession of any relevant taxing authority; or (b) as a result of the action or omission to act by an Obligor including but not limited to the failure to deliver any relevant tax certificates; or

(ii)                     the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (h) below.

(e)                                      If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)                                        Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)                                     If a Tax Deduction is required by law to be made by an Obligor or the Agent and such Tax Deduction results from a transfer by a Lender of its interest in a Facility or arises on account of Tax under legislation in force on the date of this Agreement and the Lender did not comply with its obligations to complete any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction, an Obligor shall not be obligated to pay any additional amounts in respect of any such Tax Deduction pursuant to sub-clause (c).

(h)                                     A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(i)                                         Each Lender confirms to the Borrower that at the date hereof it is a Qualifying Lender and hereby agrees that it shall promptly notify the Obligors and the relevant Agent if at any time from the date hereof it ceases to be a Qualifying Lender.

13.3                     Tax indemnity

(a)                                      The Borrowers shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines (provided that such Protected Party provides the Italian Borrower with written evidence of the loss, liability or cost so determined) will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document other than any such loss, liability or cost that results from a transfer by a Lender of its interest in the Facilities or that arises on account of Tax under legislation in force on the date of this Agreement.

(b)                                     Paragraph (a) above shall not apply:

(i)                        with respect to any Tax assessed on a Finance Party:

(1)                    under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(2)                    under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable or attributable to an equivalent aggregate income tax base as defined in the relevant income tax provisions (but not any sum deemed to be received or receivable including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction) by that Finance Party; or

(ii)                     to the extent a loss, liability or cost:

(1)                    is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(2)                    would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) or (g) of Clause 13.2 (Tax gross-up) applied.

(c)                                      A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall promptly notify the Borrowers.

(d)                                     A Protected Party shall, on receiving a payment from an Obligor under this Clause, notify the Agent.

13.4                     Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)                                      a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)                                     that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5                     Stamp taxes

The Borrowers shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (excluding for the avoidance of doubt, any stamp registration and other similar taxes arising or incurred in connection with a transfer, assignment or novation of any Facility or part thereof, unless such transfer, assignment or novation is entered into at the request of an Obligor).

13.6                     Value added tax

(a)                                      All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT.  If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)                                     Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

14.                           INCREASED COSTS

14.1                     Increased costs

(a)                                      Subject to Clause 14.3 (Exceptions) the Borrowers shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)                                     In this Agreement “Increased Costs” means:

(i)                        a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                     an additional or increased cost; or

(iii)                  a reduction of any amount due and payable under any Finance Document,

which is reasonably incurred or suffered and documented by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2                     Increased cost claims

(a)                                      A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

(b)                                     Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3                     Exceptions

(a)                                      Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                        attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)                     compensated for under another Clause (or would have been but for an exception to that Clause);

(iii)                  attributable to any breach by any Finance Party or its Affiliates of any law or regulation; or

(iv)                 arising from or as a consequence of any transfer or sub-participation of a Lender’s interest in the Facilities.

(b)                                     In this Clause, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.                           OTHER INDEMNITIES

15.1                     Currency indemnity

(a)                                      If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                        making or filing a claim or proof against that Obligor; or

(ii)                     obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the

First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                                     Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2                     Other indemnities

The Borrowers shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)                                      the occurrence of any Event of Default;

(b)                                     a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)                                      funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)                                     a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower.

15.3                     Indemnity to the Agent

The Borrowers shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)                                      investigating any event which it reasonably believes is a Default; or

(b)                                     acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.                           MITIGATION BY THE LENDERS

16.1                     Mitigation

(a)                                      Each Finance Party shall, in consultation with the Italian Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities), Clause 14 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                                     Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2                     Limitation of liability

(a)                                      The Borrowers shall indemnify each Finance Party for all costs and expenses reasonably incurred and documented by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)                                     A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.                           COSTS AND EXPENSES

17.1                     Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 30.9 (Change of currency), the Borrowers shall, within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including pre agreed legal fees) reasonably incurred and documented by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.2                     Enforcement costs

The Borrowers shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees and any registration taxes) incurred and documented by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

18.                           GUARANTEE AND INDEMNITY

18.1                     Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)                                      guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)                                     undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall within five Business Days of receiving a demand pay that amount as if it was the principal obligor; and

(c)                                      indemnifies each Finance Party within five Business Days of receiving a demand against any cost, loss or liability reasonably incurred or suffered and documented by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.  The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2                     Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3                     Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)                                      the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)                                     each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4                     Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by any act, omission, matter or thing which, but for this Clause 18, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)                                      any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)                                     the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)                                      the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                     any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)                                      any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)                                        any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)                                     any insolvency or similar proceedings.

18.5                     Immediate recourse

Subject to Clause 18.6 (Requirement of notice), each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6                     Requirement of notice

A Finance Party may not make any claim against a Guarantor unless such Finance Party has first delivered a written notice to the relevant Borrower notifying it of its failure to perform its payment obligations under the Finance Documents.

18.7                     Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)                                      refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)                                     hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.8                     Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)                                      to be indemnified by an Obligor;

(b)                                     to claim any contribution from any other Guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)                                      to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

18.9                     Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.10               Limitations

(a)                                      Notwithstanding anything to the contrary contained herein or in any other Finance Document, the parties hereto agree that:

(i)                        the obligations of Luxottica Group S.p.A. as Guarantor shall at no time require Luxottica Group S.p.A. to pay any amount that exceeds the higher of (i)  €2,016,923,000 (or its equivalent in US$) on the date of any payment hereunder and (ii) US$2,441,688,000 (or its equivalent in euro) on the date of any payment hereunder; and

(ii)                     the obligations of Luxottica S.r.l. shall at no time require Luxottica S.r.l. to pay any amount which exceeds an amount corresponding to its Net Worth (as defined below), as determined from time to time on the basis of its most recent audited annual financial statements, provided, however, that such amount shall not exceed the higher of (a) €160,000,000 (or its equivalent in US$ on the date hereof) and (b) the Net Worth of Luxottica S.r.l. as at the date hereof.;

(iii)                  Luxottica U.S. Holdings Corp.’s liability as Guarantor (in such capacity the “US Guarantor”) hereunder shall be limited to an amount not to exceed as of any date of determination the greater of:

(A)                 the net amount of all Loans and other extensions of credit advanced under the Finance Documents and directly or indirectly re-loaned or otherwise transferred to, or incurred for the benefit of, the US Guarantor, plus interest thereon at the applicable rate specified in this Agreement; or

(B)                   the amount that could be claimed by the Agents and Lenders from the US Guarantor under this Guarantee without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, the US Guarantor’s right of contribution and indemnification from each other Guarantor under clause (b) below; and

(b)                                     To the extent that any Guarantor shall make a payment under this Guarantee (a “Guarantor Payment”) of all or any obligations of the Borrowers (“Guaranteed Obligations”) that, taking into account all other Guarantor Payments then previously or concurrently made by the other Guarantors, exceeds the amount that such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s “Allocable Amount” (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all of Guarantors in effect immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guaranteed Obligations and termination of the Commitments, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim that could then be recovered from such Guarantor under this Guarantee without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law of the jurisdiction of such Guarantor.

This paragraph (b) is intended only to define the relative rights of Guarantors and nothing set forth in this paragraph (b) is intended to or shall impair the obligations of Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guarantee.

The rights of the parties under this paragraph (b) shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations and the termination of the Facility Agreement and the other Finance Documents.

The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of any Guarantor to which such contribution and indemnification is owing.

“Net Worth” means the total value of the “Patrimonio Netto” of the Guarantor pursuant to the definition of Article 2424 of the Italian Civil Code.

18.11               Additional Guarantors

(a)                                      Subject to compliance with the provisions of Clause 20.7 (“Know your customer” checks), the Italian Borrower may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)                        the Italian Borrower delivers to the Agent a duly completed and executed Accession Letter; and

(ii)                     the Agent has received all of the documents and other evidence listed in Part I of Schedule 12 (Additional Guarantors) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably and in good faith).

(b)                                     The Agent shall notify the Borrowers and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it but acting reasonably and in good faith) all the documents and other evidence listed in Part I of Schedule 12 (Additional Guarantors).

(c)                                      Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.                           REPRESENTATIONS

Other than expressly provided to the contrary in this Clause 19 (Representations), each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1                     Status

(a)                                      It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation subject to Clause 22.7 (Merger).

(b)                                     It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted save to the extent otherwise permitted by the terms of this Agreement.

19.2                     Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law as at the date of this Agreement limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

19.3                     Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)                                      any law or regulation applicable to it;

(b)                                     its or any of its Subsidiaries’ constitutional documents; or

(c)                                      any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets in any material respect.

19.4                     Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5                     Validity and admissibility in evidence

All Authorisations required:

(a)                                      to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)                                     to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6                     Governing law and enforcement

(a)                                      The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

(b)                                     any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation,

in each case subject to any general principles of law specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).

19.7                     Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to the Finance Parties which are Qualifying Lenders, provided that each such Finance Party that is or becomes eligible under any taxation treaty for a withholding tax exemption takes any action required to be taken under the relevant laws or regulations to benefit from such withholding tax exemption.

19.8                     No filing or stamp taxes

Under the laws of its jurisdiction of incorporation, it is not necessary that this Agreement or any of the Finance Documents be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Agreement or the Finance Documents or the transactions contemplated by the Finance Documents save for:

(a)                                      if this Agreement or a Finance Document is enforced in Italy either by way of a direct court judgment or an exequatur of a judgment rendered outside Italy, the following taxes may become payable:

(i)                        a registration tax at a rate not exceeding 3 per cent. on any amount awarded under the judgment; and

(ii)                     a further registration tax at a rate of up to 3 per cent. on any amount outstanding under this Agreement or a Finance Document if the judgment refers to this Agreement or such Finance Document provided that it is entered into between the same parties to which the judgment is rendered and this Agreement or such Finance Document has not been previously registered;

(b)                                     if this Agreement or any Finance Document is filed with any public body or any court in connection with the performance of any administrative functions (caso

d’uso) in Italy, registration tax may become payable in relation to this Agreement or any Finance Document which has not been previously registered or the documentary taxes payable in respect of which have not been franked by the payment of imposta sostitutiva in relation to this Agreement, at a rate up to 3 per cent. on any amount outstanding thereunder;

(c)                                      if this Agreement or any Finance Document is filed with any public body or any court in connection with the performance of any administrative functions (caso d’uso) in Italy, stamp duties will become payable at a nominal rate (currently €10.33 per foolscap sheet), in respect of any Finance Document the documentary taxes payable in respect of which have not been franked by the payment of imposta sostitutiva in relation to this Agreement; and

(d)                                     any registration or filing required to be made with the US Securities and Exchange Commission, Consob or any other regulatory authority.

19.9                     No default

(a)                                      No Event of Default is continuing or would reasonably be expected to result from the making of any Utilisation.

(b)                                     No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its assets or the assets of any of its Subsidiaries are subject which is reasonably likely to have a Material Adverse Effect.

19.10               No misleading information

(a)                                      Any factual written information supplied by any member of the Group pursuant to the terms of this Agreement (the “Information”) is true and accurate in all material respects as at the date it is provided or as at the date (if any) at which it is stated.

(b)                                     To the best of its knowledge and belief, nothing has occurred or been omitted from the Information which would result in the Information being untrue or misleading in any material respect.

(c)                                      Any financial projections contained in the Information have been prepared in good faith on the basis of recent historical information and on the basis of assumptions believed to be reasonable at the time such financial projections were prepared.

(d)                                     The representations and warranties in this Clause 19.10 are made as and when the relevant information is provided.

19.11               Financial statements

(a)                                      The most recent audited Consolidated Financial Statements (in the case of the Italian Borrower) and audited consolidated financial statements (in the case of the US Borrower) delivered to the Agent were prepared in accordance with GAAP consistently applied.

(b)                                     The most recent audited Consolidated Financial Statements (in the case of the Italian Borrower) and audited consolidated financial statements (in the case of the US Borrower) delivered to the Agent in each case fairly represent the consolidated financial condition and operations of the relevant company or the Group in the case of the Italian Borrower during the relevant financial year.

(c)                                      There has been no material adverse change in the business or consolidated financial condition of the Group since the date of the Original Financial Statements which would affect the Borrowers’ ability to perform their payment obligations under the Finance Documents.

19.12               Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.13               No proceedings pending or threatened

No litigation, arbitration, investigation or administrative proceedings of or before any court, arbitral body or agency have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries which are reasonably likely to be adversely determined and, if adversely determined, are reasonably likely to have a Material Adverse Effect.

19.14               Environmental matters

(a)                                      Each member of the Group has performed and observed in all material respects all Environmental Laws, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity, in each case where failure to do so is reasonably likely to have a Material Adverse Effect.

(b)                                     No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group which is reasonably likely to be adversely determined and if so determined is reasonably likely to have a Material Adverse Effect.

19.15               Taxation

(a)                                      It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties where failure to do so is reasonably likely to have a Material Adverse Effect (save to the extent that (i) payment is being contested in good faith, and (ii) payment can be lawfully withheld).

(b)                                     It is not materially overdue in the filing of any Tax returns when failure to do so is reasonably likely to have a Material Adverse Effect.

(c)                                      No claims are being or are reasonably likely to be asserted against it with respect to Taxes which are reasonably likely to be determined against it and, if so determined, are reasonably likely to have a Material Adverse Effect.

19.16               Intellectual Property

It is not aware of any adverse circumstance relating to validity, subsistence or use of any of the Group’s Intellectual Property which could reasonably be expected to have a Material Adverse Effect.

19.17               Security

Save for Permitted Security, no Security exists over all or any of the assets of any member of the Group.

19.18               Consents and Approvals and compliance with U.S. regulations

(a)                                      All consents, licences, authorisations and other approvals necessary for the conduct of the business of any member of the Group as carried on at the date hereof have been, or when required will be obtained where failure to obtain would reasonably be expected to have a Material Adverse Effect, their terms and conditions have been complied with where any failure to comply would reasonably be expected to have a Material Adverse Effect and they have not been and, so far as it is aware, will not be revoked or otherwise terminated where such revocation or termination is reasonably likely to have a Material Adverse Effect.

(b)                                     It is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(c)                                      Neither it, nor its direct Holding Company, nor any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.  Neither the making of any Loan nor the application of the proceeds or repayment thereof by a Borrower, nor the consummation of the other transactions contemplated by the Finance Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission of the United States thereunder.

19.19               No Winding-up

Save for any Corporate Reconstruction as defined in and permitted by Clause 22.7 (Merger) and any other solvent reorganisation or solvent liquidation of any member of the Group (and solely in the case of a solvent liquidation, other than an Obligor), no Obligor nor any of its Material Subsidiaries have taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief having made all reasonable enquiry) threatened in writing against any Obligor nor any of its Material Subsidiaries for its winding-up, dissolution, administration, controlled administration (amministrazione controllata), extraordinary administration (amministrazione straordinaria), bankruptcy (fallimento) or composition with creditors (concordato preventivo) unless any Agreed Exception applies to such procedure.

19.20               Pension Schemes

Each member of the Group is in compliance with all applicable laws and contracts relating to pension schemes (if any) for the time being operated by it or in which it participates and each such pension scheme is adequately funded based on reasonable actuarial assumptions and recommendations as required by law in each case where failure to do so is reasonably likely to have a Material Adverse Effect.

19.21               ERISA and Multiemployer Plans

(a)                                      Each Employee Plan is in compliance in form and operation with ERISA and the Code and all other applicable laws and regulations save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b)                                     Each Employee Plan which is intended to be qualified under Section 401 (a) of the Code has been determined by the IRS to be so qualified.

(c)                                      There exists no Unfunded Pension Liability with respect to any Employee Plan, except as would not have a Material Adverse Effect.

(d)                                     Neither the U.S. Group Company nor any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan that would reasonably be expected to have a Material Adverse Effect, and if each of the U.S. Group Companies and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date hereof, the aggregate withdrawal liability that would be incurred would not reasonably be expected to have a Material Adverse Effect.

(e)                                      Each U.S. Group Company and any ERISA Affiliate has made all material contributions to or under each such Employee Plan required by law within the applicable time limits prescribed thereby, the terms of such Employee Plan, or any contract or agreement requiring contributions to an Employee Plan save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

(f)                                        Neither any U.S. Group Company nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have a Material Adverse Effect.

19.22               Repetition

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of each Utilisation Request and the first day of each Interest Period.

20.                           INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1                     Financial statements

(a)                                      The Italian Borrower shall supply or procure the supply to the Agent in sufficient copies for all the Lenders:

(i)                        as soon as practicable after the same become available, but in any event within 150 days after the end of each of its financial years its Consolidated Financial Statements for that financial year and (during the Pro-Forma Relevant Period), the Consolidated Pro-Forma Financial Statements; and

(ii)                     as soon as practicable after the same become available, but in any event within 90 days after the end of each quarter (other than the last quarter in any financial year) of its financial years its Consolidated Quarterly Financial Statements and (during the Pro-Forma Relevant Period) the Consolidated Quarterly Pro-Forma Financial Statements for that quarter. For the avoidance of doubt, the first Consolidated Quarterly Financial Statement to be delivered hereunder shall be those relating to the quarter ending on 31 March 2004.

(b)                                     The US Borrower shall supply or procure the supply to the Agent (in sufficient copies for all the Lenders) as soon as practicable after they become available, but in any event within 150 days of each of its financial years its audited consolidated financial statements for that financial year.

(c)                                      If so requested by the Agent, Luxottica S.r.l. shall supply to the Agent in sufficient copies for all the Lenders, as soon as they become available, but in any event within 180 days of each of its financial years its financial statements which have been prepared in accordance with GAAP for that financial year.

20.2                     Compliance Certificate

(a)                                      The Italian Borrower shall supply or procure to supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) of Clause 20.1

(Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)                                     Each Compliance Certificate shall be signed by an Authorised Signatory and, other than during the Pro-Forma Relevant Period if required to be delivered with the financial statements delivered pursuant to paragraph (a)(i) of Clause 20.1 (Financial statements), by the Italian Borrower’s auditors, it being agreed that should the Italian Borrower’s auditors refuse to sign the compliance certificate for internal policy reasons of such auditors (but not, for the avoidance of doubt, by reason of breach of the relevant financial covenant) this shall not be an Event of Default but the Italian Borrower shall nevertheless use reasonable endeavours to ensure that its auditors provide some other form of confirmation in a form and substance satisfactory to the Lenders.

20.3                     Requirements as to financial statements

(a)                                      Each set of financial statements delivered by the Borrowers pursuant to Clause 20.1 (Financial statements) shall be certified by an Authorised Signatory of the relevant Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)

(i)                        The Italian Borrower shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP, and in respect only of the Consolidated Financial Statements and Consolidated Quarterly Financial Statements using accounting practices and financial reference periods consistent with those applied in the preparation of its Original Financial Statements unless, in relation to any set of Consolidated Financial Statements or Consolidated Quarterly Financial Statements (as the case may be), it notifies the Agent that there has been a change in GAAP, or the accounting practices or reference periods and its auditors deliver to the Agent:

(1)                    a description of any change necessary for those Consolidated Financial Statements or Consolidated Quarterly Financial Statements (as the case may be) to reflect the GAAP, accounting practices and reference periods upon which its Original Financial Statements were prepared; and

(2)                    sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the consolidated financial position indicated in those financial statements and its Original Financial Statements.

(ii)                     If the Italian Borrower notifies the Agent of a change in accordance with paragraph (i) above then the Italian Borrower and Agent shall enter into negotiations in good faith with a view to agreeing:

(1)                    whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(2)                    if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4                     Information: miscellaneous

The Borrowers shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)                                      as soon as practicable, following receipt of shareholders’ approvals and regulatory approvals in each case in respect of the Acquisition, written confirmation of such approvals;

(b)                                     in the event that the Borrowers confirm that they have received the authorisations set out in paragraph (a) above updates of the financial projections already prepared and supplied to the Lenders in contemplation of the Acquisition; and

(c)                                      all documents dispatched by the Borrowers to all of their respective creditors generally (in their capacity as creditors) at the same time as they are dispatched or as soon as practicable thereafter; and

(d)                                     as soon as practicable upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, which are reasonably likely to be adversely determined and which would, if adversely determined, have a Material Adverse Effect; and

(e)                                      promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request which the Borrowers can provide without breaching any applicable law or regulation or contract.

20.5                     Notification of default

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

20.6                     Use of websites

(a)                                      The Borrowers may satisfy their obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Italian Borrower and the Agent (the “Designated Website”) if:

(i)                        the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)                     both the Borrowers and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)                  the information is in a format previously agreed between the Borrowers and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrowers accordingly and the Borrowers shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.

(b)                                     The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrowers and the Agent.

(c)                                      Each Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)                        the Designated Website cannot be accessed due to technical failure;

(ii)                     the password specifications for the Designated Website change;

(iii)                  any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                 any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                    it become aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If a Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the

Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)                                     Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Borrower shall comply with any such request within ten Business Days.

20.7                     “Know your customer” checks

(a)                                      Each Obligor shall (subject always to Clause 25 (Confidentiality)) promptly upon the request of the Agent or any Lender supply through the Agent, or procure the supply through the Agent of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Finance Documents.

(b)                                     Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Finance Documents.

21.                           FINANCIAL COVENANTS

21.1                     Financial definitions

In this Clause:

“Consolidated EBITDA” means in respect of any Relevant Period, the consolidated income from operations of the Group for that Relevant Period after adding back all amounts deducted from consolidated income from operations for depreciation, amortisation, write-downs of goodwill and other intangible assets, and extraordinary or non-recurring items, as determined (a) at any time other than during the Pro-Forma Relevant Period, from the Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be), or (b) during the Pro-Forma Relevant Period, from the Consolidated Pro-Forma Financial Statements or the Consolidated Pro-Forma Quarterly Financial Statements (as the case may be).

“Consolidated Net Finance Charges” means for any Relevant Period the consolidated amount of interest expense of the Group, minus interest income, all as determined from (a) at any time other than during the Pro-Forma Relevant Period, the Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be), or (b) during the Pro-Forma Relevant Period, from the Consolidated Pro-Forma Financial Statements or the Consolidated Pro-Forma Quarterly Financial Statements (as the case may be).

“Consolidated Total Net Debt” means at the end of any Relevant Period, as determined from the Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be), the sum of:

(i)                        bank overdrafts; plus

(ii)                     current portion of notes payable; plus

(iii)                  current portion of long term debt; plus

(iv)                 notes payable; plus

(v)                    long term debt,

less:

(vi)                 Cash and Cash Equivalents; and

(vii)              Restricted Cash.

“Restricted Cash” means cash held as security against loans and other bank indebtedness.

21.2                     Financial condition

The Italian Borrower shall ensure that:

(a)                                      Consolidated Total Net Debt in respect of any Relevant Period shall not at any time exceed 3.5 times the Consolidated EBITDA for such Relevant Period.

(b)                                     Consolidated EBITDA in respect of any Relevant Period shall not be less than 5 times the Consolidated Net Finance Charges for such Relevant Period.

21.3                     Financial testing

The financial covenants set out in Clause 21.2 (Financial condition) shall be tested by reference to (a) at any time other than during the Pro-Forma Relevant Period, each of the Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be) and/or each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate), or (b) during the Pro-Forma Relevant Period, each of the Consolidated Pro-Forma Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be) and/or each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate).

22.                           GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1                     Authorisations

Each Obligor shall promptly comply with and do all that is necessary to maintain in full force and effect and obtain any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure (subject to any general principles of law specifically referred to in any legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent)) the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2                     Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply is reasonably likely to have a Material Adverse Effect.

22.3                     Negative pledge

(a)                                      No Obligor shall (and the Italian Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)                                     No Obligor shall (and the Italian Borrower shall ensure that no other member of the Group will):

(i)                        sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)                     sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)                  enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)                 enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)                                      Paragraphs (a) and (b) above do not apply to:

(i)                        any Security listed in Schedule 7 (Existing Security) except to the extent the principal amount secured by that Security is increased beyond the amount stated in that Schedule, it being agreed that any such increase shall be permitted to the extent that it falls in the basket set out in sub paragraph (vii)(A) or (B) of this Clause (as the case may be);

(ii)                     any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)                  any lien arising by operation of law and in the ordinary course of trading;

(iv)                 any Security or Quasi-Security securing indebtedness permitted under paragraph (b) of Clause 22.12 (Indebtedness for Borrowed Money), to the extent such Security or Quasi-Security is discharged within the date falling six months after the date of the relevant acquisition provided that if it is not so discharged it shall be permitted to the extent it falls within the basket set out in sub-paragraph (vii) below;

(v)                    any Security or Quasi-Security in connection with deposits to landlords for lease rentals or to any tax or customs & excise authority, utility company or car leasing company, in each case granted in the ordinary course of the business of the relevant member of the Group;

(vi)                 any cash collateral granted in relation to the issue of a Bank Guarantee up to an amount equal to €15,000,000 in the aggregate at any time (without double counting any liability of the Borrower under such Bank Guarantee); or

(vii)              any other Security or Quasi-Security not referred to in sub-paragraph (i) to (vi) above securing indebtedness permitted under Clause 22.12 (Indebtedness for Borrowed Money) the principal amount of which (A) in the case of the Obligors does not in aggregate exceed 5 per cent. of the Consolidated Total Assets or (B) in the case of any other member of the Group does not in aggregate exceed twenty per cent. of the Consolidated Equity of the Group, in each case as determined at the end of any Relevant Period by reference to the Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be) in respect of such Relevant Period.

22.4                     Segregation of assets under the Italian Civil Code

No Italian Obligor shall segregate assets for the purpose of Article 2447-bis of the Italian Civil Code (“Patrimoni Destinati ad uno Specifico Affare”), nor shall it issue any class of stock or other financial instruments under Article 2447-ter of the Italian Civil Code.

22.5                     Intellectual Property

(a)                                      The Borrowers shall, and the Italian Borrower shall procure that each Group member shall, do all acts as are reasonably practicable to maintain, protect and safeguard the Intellectual Property which is necessary for the business of the relevant member of the Group and not terminate or discontinue the use of any such Intellectual Property save in each case when failure to do so is reasonably likely to have a Material Adverse Effect.

(b)                                     The Borrowers shall not, and the Italian Borrower shall ensure that no member of Group shall:

(i)                        use or allow to be used, or take any step or omit to take any step in respect of any Intellectual Property, in any way which is reasonably likely to have a Material Adverse Effect; and

(ii)                     without the prior written consent of the Agent, dispose of or transfer or terminate or enter into any contract or licence in respect of any Intellectual Property, where this is reasonably likely to have a Material Adverse Effect.

22.6                     Disposals

(a)                                      No Obligor shall (and the Italian Borrower shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)                                     Paragraph (a) above does not apply to any sale, lease, transfer or other disposal or disposals:

(i)                        made in the ordinary course of the business of the disposing entity;

(ii)                     of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)                  the proceeds of which are applied to the acquisition by any member of the Group, of property or assets (including the capital stock of any entity) that replaces the relevant property or assets disposed of, or in property or assets that will be used or useful in the business or operations of the Group, within 365 days;

(iv)                 following or in connection with a Corporate Reconstruction as defined in and pursuant to Clause 22.7 (Merger);

(v)                    the proceeds of which are applied in voluntary prepayment of any of the Facilities in accordance with the terms of this Agreement (such payment to occur on the last day of the Interest Period for each Loan being prepaid during which such disposed proceeds are received by the relevant member of the Group);

(vi)                 in respect of any assets other than shares or other ownership interests in any member of the Group, by an Obligor to another Obligor or by a member of the Group (other than an Obligor) to another member of the Group (including an Obligor);

(vii)              of shares or other ownership interests in any member of the Group by a member of the Group to another member of the Group, subject always to Clause 8.2 (Change of Control); or

(viii)           where the book value of the assets (when aggregated with the book value of the assets for any other sale, lease, transfer or other disposal by the Group, other than any permitted under paragraphs (i) to (vii) above) carried out over the period from the date hereof to the Termination Date does not exceed 15 per cent. of the Consolidated Total Assets of the Group at the end of any Relevant Period as determined by the

Consolidated Financial Statements or Consolidated Quarterly Financial Statements (as the case may be) for the Relevant Period from the date hereof to the Termination Date.

22.7                     Merger

No Obligor nor any Material Subsidiaries shall (and the Italian Borrower shall ensure that no other Material Subsidiaries will enter into any amalgamation, demerger, merger or corporate reconstruction (each a “Corporate Reconstruction”) save for:

(a)                                      Corporate Reconstructions entered into on a solvent basis between members of the Group; or

(b)                                     mergers entered into by a member of the Group on a solvent basis and in accordance with applicable laws with any corporate entity following the acquisition by such member of the Group of such entity; or

(c)                                      save to the extent such transformation or equivalent process is reasonably likely to have a Material Adverse Effect:

(i)                        transformations of any Italian member of the Group from a società a responsabilità limitata to a società per azioni (or vice versa), or

(ii)                     the change in the corporate status and/or form and/or tax status of any U.S. Group Company including without limitation, from a C corporation to a limited liability corporation (or vice versa); or

(iii)                  the equivalent of (i) and (ii) above with respect to any member of the Group incorporated in any jurisdiction,

provided that if so requested by the Agent, a Guarantor that is the subject of any Corporate Reconstruction confirms, promptly following its implementation, its obligations hereunder to the Lenders, such confirmation to be in form and substance satisfactory to the Agent (acting reasonably and in good faith).

22.8                     Change of business

The Italian Borrower shall procure that no substantial change is made to the general nature of the business of the Borrowers or the Group from that carried on at the date of this Agreement, where such change is reasonably likely to have a Material Adverse Effect.

22.9                     Insurance

Each Obligor shall (and the Italian Borrower shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

22.10               Environmental Matters

(a)                                      Each Obligor shall (and the Italian Borrower shall ensure that each member of the Group will) comply in all material respects with all applicable Environmental Laws and obtain and maintain any requisite Environmental Permits applicable to it in each case where failure to do so is reasonably likely to have a Material Adverse Effect.

(b)                                     The Borrowers shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(i)                        if any Environmental Claim has been commenced or (to the best of that Borrower’s knowledge and belief) is threatened against any member of the Group; or

(ii)                     of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where in each case the claim is reasonably likely to be adversely determined against that member of the Group and if so determined is reasonably likely to have a Material Adverse Effect.

22.11               Taxation

Each Obligor shall pay all Taxes imposed upon it or its assets within the time period allowed without incurring penalties where failure to do so is reasonably likely to have a Material Adverse Effect, (save to the extent that payment is being contested in good faith, where such payment can be lawfully withheld).

22.12               Indebtedness for Borrowed Money

The Obligors will procure that no member of the Group not being an Obligor will incur, create or permit to subsist any Indebtedness for Borrowed Money or enter into any arrangement or agreement to create, incur or permit to subsist any Indebtedness for Borrowed Money save for any Indebtedness for Borrowed Money:

(a)                                      arising under or permitted pursuant to the Finance Documents;

(b)                                     owed by any entity acquired by any member of the Group (including any refinancing of such Indebtedness for Borrowed Money) provided that (i) such Indebtedness for Borrowed Money was not created in contemplation of such acquisition; and (ii) such Indebtedness for Borrowed Money shall be included within the basket set out in sub-paragraph (d) of this Clause, at any time following the date falling six months after the date of such acquisition, unless prior to the expiring of such six month period, the relevant acquired company has acceded to this Agreement as an Additional Guarantor pursuant to the provisions of Clause 18.11 (Additional Guarantors);

(c)                                      intercompany loans received from a Group member in the ordinary course of business; or

(d)                                     other Indebtedness for Borrowed Money not referred in paragraphs (a) to (c) above which does not exceed 20 per cent. of the Consolidated Equity of the Group (when aggregated with any Loans and guarantees issued in accordance with paragraph (b)(iv) of Clause 22.13 (Loans and Guarantees)) in each case as determined at the end of any Relevant Period by the Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be) for the Relevant Period.

22.13               Loans and Guarantees

(a)                                      The Italian Borrower shall ensure that no member of the Group that is not an Obligor will make any loans, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

(b)                                     Paragraph (a) shall not apply to:

(i)                        any guarantees or counter-indemnities in respect of guarantees to (A) any applicable VAT office for accelerated VAT refunds (B) landlords for lease rentals (C) any tax or customs and excise authority, utility company or car leasing company in each case granted in the ordinary course of business;

(ii)                     any guarantees or counter-indemnities in respect of any Bank Guarantee issued in the ordinary course of business;

(iii)                  other guarantees granted in the ordinary course of business (excluding guarantees in respect of Indebtedness for Borrowed Money of any other member of the Group); or

(iv)                 any other loans, guarantees or financial accommodation by any member of the Group that is not an Obligor provided that the aggregate of such loans, guarantee or financial accommodation when aggregated with any Indebtedness for Borrowed Money (without double counting) under paragraph (d) of Clause 22.12 (Indebtedness for Borrowed Money) does not exceed twenty per cent. of the Consolidated Equity of the Group, in each case as determined at the end of any Relevant Period by the Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be) for the Relevant Period.

22.14               Distributions

Whilst an Event of Default is continuing, the Borrower shall not:

(a)                                      pay, make or declare any dividend, return on capital, repayment of capital contributions or other distribution (whether in cash or in kind) or make any distribution of assets or other payment whatsoever in respect of share capital whether directly or indirectly; or

(b)                                     pay any fees to its shareholders, other than fees paid under agreements entered into with its shareholders at arm’s length and in the ordinary course of business.

22.15               Arm’s Length Basis

No Obligor shall, and the Borrower shall procure that no Group member shall, enter into any material arrangement or contract with any other member of the Group save where such material arrangement or contract is entered into on an arm’s length basis considering the entire arrangement and is fair and equitable to the Group as a whole.

22.16               Refinancing of Existing Financial Indebtedness

The Italian Borrower shall repay the Existing Indebtedness as and when it falls due and payable.

23.                           EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default.

23.1                     Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)                                      its failure to pay is caused by administrative or technical error; and

(b)                                     payment is made within 3 Business Days of its due date.

23.2                     Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3                     Other obligations

An Obligor fails duly to perform or comply with any other obligation expressed to be assumed by it in the Finance Documents (including, without limitation, those specified in Clause 22 (General Undertakings) and such failure, if capable of remedy, is not remedied within 15 Business Days after the earlier to occur of the date the Agent has given written notice thereof to the relevant Obligor and the date such Obligor has actual knowledge thereof.

23.4                     Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made in accordance with this Agreement by reference to the facts and circumstances then existing, provided that, such incorrect or misleading representation or statement has not been remedied within 15 Business Days from the earlier of (a) the date the Agent has given written notice thereof to the relevant Obligor; and (b) the date such Obligor has actual knowledge thereof.

23.5                     Cross default

(a)                                      Any Financial Indebtedness of any Obligor, Finance Subsidiary or Material Subsidiary is not paid when due nor within any originally applicable grace period.

(b)                                     Any Financial Indebtedness of any Obligor, Finance Subsidiary or Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                                      Any commitment for any Financial Indebtedness of any Obligor, Finance Subsidiary or Material Subsidiary is cancelled by a creditor of any Obligor, Finance Subsidiary or Material Subsidiary as a result of an event of default (however described).

(d)                                     Any creditor of any Obligor, Finance Subsidiary or Material Subsidiary becomes entitled to declare any Financial Indebtedness of Obligor, Finance Subsidiary or Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

(e)                                      In this Clause, “Finance Subsidiary” means any member of the Group (other than an Obligor or a Material Subsidiary) whose sole or primary business is that of raising or incurring Financial Indebtedness for and on behalf of the Group to the extent such Financial Indebtedness so incurred or raised is not less than 10% of the Consolidated Total Net Debt in the aggregate at any time.

(f)                                        No Event of Default will occur under this Clause 23.5 if (i) the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than €25,000,000 (or its equivalent in any other currency or currencies) or (ii) if the action or entitlement referred to in paragraphs (a) to (d) above arises as a result of the change in control of (A) the Target occurring as a result of the Acquisition or (B) any other entity acquired by any member of the Group, provided that with respect to paragraphs (a) and (b) above, the failure to pay any Financial Indebtedness, subject always to (i) of this sub-paragraph (f) above, by any of Target, such relevant entity or any of their respective Subsidiaries at any time following the relevant acquisition, and within five Business Days after the giving of any demand or notice for payment by any relevant creditor, shall constitute an Event of Default.

23.6                     Insolvency

(a)                                      Any Obligor or any of its Material Subsidiaries are unable or admit in writing their inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness or in respect of any Obligor or any of its

Material Subsidiaries which is a corporation incorporated in Italy, such company is dissolved pursuant to Article 2448 of the Italian Civil Code.

(b)                                     A moratorium is declared in respect of any indebtedness of any Obligor or any of its Material Subsidiaries.

23.7                     Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)                                      the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any of its Material Subsidiaries other than a solvent liquidation or reorganisation of any Material Subsidiary or any other transaction permitted under Clause 22.7 (Merger);

(b)                                     a composition, compromise, assignment or arrangement with all the creditors of any Obligor or any of its Material Subsidiaries;

(c)                                      the appointment of a liquidator (other than in respect of a solvent liquidation of any Material Subsidiaries or any other transaction permitted under Clause 22.7 (Merger)), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its Material Subsidiaries or any of its assets; or

(d)                                     in respect of any Obligor or any of its Material Subsidiaries which is a corporation incorporated in Italy, the submission of such corporation to any procedure which is a procedura concorsuale, including without limitation, fallimento, concordato preventivo and amministrazione controllata under R.d 16 March 1942 No.267 and amministrazione straordinaria under Lg. 8 July 1999 No.270 (as amended from time to time), as amministrazione straordinaria under L.18. February 2004 No. 39, or any analogous procedure or step is taken in any jurisdiction unless in each case any Agreed Exception applies to any such proceedings.

23.8                     Creditors’ process and final judgment

(a)                                      Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of €25,000,000 and is not discharged within 15 days; or

(b)                                     Any member of the Group fails to comply with or pay any sum due from it or them under any final judgment or any final order made or given by any court of competent jurisdiction when such sums exceed €25,000,000 (or its equivalent in any other currency), in each case unless any Agreed Exception applies.

23.9                     Ownership of the Obligors

An Obligor (other than the Italian Borrower) is not or ceases to be a Subsidiary of the Italian Borrower save for any merger or reorganisation entered into in accordance with the terms of this Agreement.

23.10               Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.11               Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.12               Litigation

Any litigation, arbitration, administrative proceedings or governmental or regulatory investigations, proceedings or disputes are commenced or threatened in writing against any Obligor or any of its Material Subsidiaries or its respective assets or revenues or there are any circumstances likely to give rise to any such litigation, arbitration, administrative proceedings or governmental or regulatory investigations, proceedings or disputes which in each case are reasonably likely to be adversely determined, and if so determined is reasonably likely to have a Material Adverse Effect.

23.13               Auditor’s Qualification

The auditors of the Group qualify their annual audit report to the Consolidated Financial Statements in a manner which has, or would have, a Material Adverse Effect.

23.14               Employee Plans

Any ERISA Event or breach of a representation in Clause 19.21 (ERISA and Multiemployer Plans)  shall have occurred and the liability of a U.S. Group Company or its ERISA Affiliates, either individually or in the aggregate, related to such ERISA Event or breaches, individually or when aggregated with all other ERISA Events, and all such breaches would have or would be reasonably expected to have a Material Adverse Effect.

23.15               Cessation of business

Any Obligor ceases (or threatens in writing to cease) to carry on all or a substantial part of its business other than as a result of a merger or intra-group reorganisation permitted under the terms of this Agreement.

23.16               Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers:

(a)                                      cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)                                     declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)                                      declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 9

CHANGES TO PARTIES

24.                           CHANGES TO THE LENDERS

24.1                     Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a)                                      assign any of its rights; or

(b)                                     transfer by novation any of its rights and obligations,

to a Qualifying Lender (the “New Lender”), provided that prior to and including 31 December 2004, each Original Lender may only transfer or assign up to 25 per cent. of its Commitments to New Lenders provided further that for the avoidance of doubt, from and including 1 January 2005 no such restriction shall apply. Any assignment or transfer made by a Lender shall only be permitted to the extent that it is made by such Lender pro-rata across the Facilities in which it has an interest.

24.2                     Conditions of assignment or transfer

(a)                                      The written consent of the Italian Borrower together with a notice to Luxottica U.S. Holdings Corp. is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender provided that no such consent is required following the occurrence of any Default which is continuing.

(b)                                     The consent of the Italian Borrower to an assignment or transfer must not be unreasonably withheld or delayed.  The Italian Borrower will be deemed to have given its consent 15 Business Days after the Existing Lender (through the Agent) has requested it unless consent is expressly refused by the Italian Borrower (through the Agent) within that time.

(c)                                      An assignment will only be effective on:

(i)                        receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)                     performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)                                     A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(e)                                      If:

(i)                        a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                     as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) or incur any other cost, tax or expense of whatsoever nature including the payment of any Mandatory Cost, then the New Lender or Lender acting through its new Facility Office is only entitled to receive any such payment to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3                     Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €3,000 with respect to an assignment or transfer relating to all the Facilities or to Facility A and/ or Facility C and a fee of US $ 3,000 with respect to an assignment or transfer relating to Facility B only provided that no such fee shall be payable with respect to any transfer made prior to the date specified in the letter entered into on 12 May 2004 between the Mandated Lead Arrangers.

24.4                     Limitation of responsibility of Existing Lenders

(a)                                      Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                        the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                     the financial condition of any Obligor;

(iii)                  the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                 the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                                     Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                        has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                     will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                                      Nothing in any Finance Document obliges an Existing Lender to:

(i)                        accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)                     support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5                     Procedure for transfer

(a)                                      Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)                                     The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

(c)                                      On the Transfer Date:

(i)                        to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                     each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                  the Agent, the Mandated Lead Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)                 the New Lender shall become a Party as a “Lender”.

24.6                     Copy of Transfer Certificate to Borrowers

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrowers a copy of that Transfer Certificate.

24.7                     Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)                                      to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)                                     with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)                                      to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

25.                           CONFIDENTIALITY

Each Finance Party hereby severally undertakes to the Obligors that it will keep confidential and that it will not make use of for any purposes (otherwise than for the purposes of the Finance Documents) any of the Finance Documents or other documents relating to this Agreement and all of the information distributed on behalf of the Obligors or contained in, received under or obtained in the course of discussions (together with any analyses and other documents which the relevant Finance Party has prepared or have been prepared on its behalf), other than any such document or information which has become generally available to the public otherwise than by disclosure by any Finance

Party or any of the persons described in paragraph (c) below, provided that, each Finance Party shall be entitled to make disclosure of the same:

(a)                                      subject to Clause 24.7 (Disclosure of Information) to any of its Affiliates or any person to whom it is proposing to enter into, or has entered into, any kind of assignment, transfer, substitution, participation or other similar arrangement by reference to this Agreement, provided that, such information is disclosed only to such person if and to the extent necessary for his activities and each such person will be informed of the confidential nature of the information and the provisions of this Agreement;

(b)                                     to its auditors, accountants, legal counsel and tax advisers appointed and to any other professional advisers appointed to act in connection with the preparation or administration of the Finance Documents or the enforcement of, or realisation of any security provided under, any of the Finance Documents, provided that, such information is disclosed only to such person if and to the extent necessary for his activities and each such person will be informed of the confidential nature of the information and the provisions of this Agreement;

(c)                                      to any other third party where the Borrower has previously agreed in writing that disclosure may be made to that third party;

(d)                                     to any banking or other regulatory or examining authorities (whether governmental or otherwise) where such disclosure is requested by them and with whose requests that Finance Party has to comply (or with whose requests banks in the relevant jurisdiction are accustomed to complying);

(e)                                      pursuant to subpoena or other legal process, or in connection with any action, suit or proceeding relating to any of the Finance Documents; and

(f)                                        pursuant to any law or regulation having the force of law.

The provisions of this Clause 25 shall supersede any undertakings with respect to confidentiality previously provided by any Finance Party to the Borrower.

26.                           CHANGES TO THE OBLIGORS

26.1                     Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents other than by operation of law pursuant to a merger or other form of corporate reorganisation permitted under the terms of this Agreement.

SECTION 10

THE FINANCE PARTIES

27.                           ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGER

27.1                     Appointment of the Agent

(a)                                      Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)                                     Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2                     Duties of the Agent

(a)                                      The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)                                     Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                                      If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)                                     If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Mandated Lead Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)                                      The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

27.3                     Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.4                     No fiduciary duties

(a)                                      Nothing in this Agreement constitutes the Agent or the Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)                                     Neither the Agent nor the Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5                     Business with the Group

The Agent and the Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.6                     Rights and discretions of the Agent

(a)                                      The Agent may rely on:

(i)                        any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                     any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                                     The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                        no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)                     any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)                  any notice or request made by a Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)                                      The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                                     The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)                                      The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                                        Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

27.7                     Majority Lenders’ instructions

(a)                                      Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)                                     Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)                                      The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                                     In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                                      The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.8                     Responsibility for documentation

Neither the Agent nor the Mandated Lead Arranger:

(a)                                      is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

(b)                                     is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

27.9                     Exclusion of liability

(a)                                      Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                                     No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third Party Rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

(c)                                      The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)                                     Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arranger.

27.10               Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.11               Resignation of the Agent

(a)                                      The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Italian Borrower.

(b)                                     Alternatively the Agent may resign by giving notice to the other Finance Parties and the Italian Borrower, in which case the Majority Lenders may appoint a successor Agent. Such successor Agent must be acceptable to the Borrowers acting reasonably and in good faith.

(c)                                      If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Italian Borrower) may appoint a successor Agent subject to such successor Agent being acceptable to the Borrowers acting reasonably and in good faith.

(d)                                     The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)                                      The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                                        Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                                     After consultation with the Italian Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent shall resign in accordance with paragraph (b) above.

27.12               Confidentiality

(a)                                      In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                                     If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

27.13               Relationship with the Lenders

(a)                                      The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                                     Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

27.14               Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                      the financial condition, status and nature of each member of the Group;

(b)                                     the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)                                      whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)                                     the adequacy, accuracy and/or completeness of any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.15               Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Italian

Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.16               Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted. Notwithstanding the above, an Agent may not unless expressly authorised in writing by a Borrower, deduct any amount from any Utilisation requested by that Borrower.

28.                           CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                      interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                     oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                      oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.                           SHARING AMONG THE FINANCE PARTIES

29.1                     Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)                                      the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)                                     the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                                      the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2                     Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 30.5 (Partial payments).

29.3                     Recovering Finance Party’s rights

(a)                                      On a distribution by the Agent under Clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                                     If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4                     Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                      each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                                     that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

29.5                     Exceptions

(a)                                      This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)                                     A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                        it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)                     that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

30.                           PAYMENT MECHANICS

30.1                     Payments to the Agent

(a)                                      On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment. A payment made by an Obligor to the Agent which relates to moneys owed to a Finance Party shall be deemed to be received by such Finance Party once made to the Agent.

(b)                                     Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

30.2                     Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor), Clause 30.4 (Clawback) and Clause 27.16 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

30.3                     Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4                     Clawback

(a)                                      Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                                     If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the

Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.5                     Partial payments

(a)                                      If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)                        first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Mandated Lead Arranger under the Finance Documents;

(ii)                     secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)                  thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                 fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                                     The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                                      Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.6                     No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7                     Business Days

(a)                                      Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                     During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8                     Currency of account

(a)                                      Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)                                     A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date. For the avoidance of doubt, a Loan advanced in an Optional Currency is denominated in the Optional Currency and not in the Base Currency.

(c)                                      Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued. For the avoidance of doubt, interest on a Loan in an Optional Currency is payable in the Optional Currency and not in the Base Currency.

(d)                                     Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                                      Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

30.9                     Change of currency

(a)                                      Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                        any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Italian Borrower); and

(ii)                     any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)                                     If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Italian Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

31.                           SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.                           NOTICES

32.1                     Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2                     Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                      in the case of the Borrowers, that identified with their respective names below;

(b)                                     in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)                                      in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

32.3                     Delivery

(a)                                      Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                        if by way of fax, when received in legible form; or

(ii)                     if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)                                     Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)                                      All notices from or to an Obligor shall be sent through the Agent.

(d)                                     Each Obligor (other than the Italian Borrower) irrevocably appoints the Italian Borrower to act as its agent:

(i)                        to give and receive all communications under this Agreement;

(ii)                     to supply all information concerning itself to any Finance Party; and

(iii)                  to sign all documents under or in connection with the Finance Documents.

(e)                                      Any communication or document made or delivered to the Italian Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

32.4                     Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

32.5                     Electronic communication

(a)                                      Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)                        agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                     notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                  notify each other of any change to their address or any other such information supplied by them.

(b)                                     Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

32.6                     English language

(a)                                      Any notice given under or in connection with any Finance Document must be in English.

(b)                                     All other documents provided under or in connection with any Finance Document must be:

(i)                        in English; or

(ii)                     if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.                           CALCULATIONS AND CERTIFICATES

33.1                     Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, in the absence of manifest error the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2                     Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3                     Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

34.                           PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.                           REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.                           AMENDMENTS AND WAIVERS

36.1                     Required consents

(a)                                      Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)                                     The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

36.2                     Exceptions

(a)                                      An amendment or waiver that has the effect of changing or which relates to:

(i)                        the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)                     an extension to the date of payment of any amount under the Finance Documents;

(iii)                  a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)                 an increase in or an extension of any Commitment;

(v)                    a change to the Borrowers or Guarantors;

(vi)                 any provision which expressly requires the consent of all the Lenders;

(vii)              Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders) or this Clause 36,

shall not be made without the prior consent of all the Lenders.

(b)                                     An amendment or waiver which relates to the rights or obligations of the Agent or the Mandated Lead Arranger may not be effected without the consent of the Agent or the Mandated Lead Arranger.

37.                           COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

38.                           GOVERNING LAW

This Agreement is governed by English law.

39.                           ENFORCEMENT

39.1                     Jurisdiction

(a)                                      The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)                                     The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                      This Clause 39.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2                     Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(a)                                      irrevocably appoints Luxottica UK Ltd. as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)                                     agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 2
CONDITIONS PRECEDENT

Part I
Conditions precedent to initial Utilisation

1.                                 Obligors

(a)

(i)                        A copy of the constitutional documents of the US Borrower.

(ii)                     In respect of each Obligor which is a company incorporated under the laws of Italy:

(1)                    a copy of the relevant deed of incorporation (atto costitutivo);

(2)                    a copy of the current by-laws (statuto); and

(3)                    a certificate of registration (certificato di iscrizione) of the relevant Obligor with the competent companies’ register dated not earlier than 5 days before the execution of this Agreement, mentioning the absence of any insolvency procedures affecting such Obligor.

(b)                                     A copy of a resolution of the board of directors of each Obligor:

(i)                        approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)                     authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)                  authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)                                      A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)                                     A certificate of each Obligor confirming that borrowing or guaranteeing, as appropriate, the Facility A Commitments and the Facility C Commitments in the case of the Italian Borrower and the Facility B Commitments and the Facility C Commitments in the case of the US Borrower would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(e)                                      A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.                                 Legal opinions

(a)                                      A legal opinion of Studio Legale Associato, in associazione con Clifford Chance as to matters of English law (in the form circulated to the Mandated Lead Arranger prior to the date of this Agreement).

(b)                                     A legal opinion of Studio Legale Associato, in associazione con Clifford Chance as to matters of Italian law (in the form circulated to the Mandated Lead Arranger prior to the date of this Agreement).

(c)                                      A legal opinion of Allen & Overy Studio Legale Associato Milano addressed to the Lenders at the date of this Agreement confirming that the Obligors incorporated in the Republic of Italy have power and authority to execute this Agreement.

(d)                                     A legal opinion of Allen & Overy L.L.P. addressed to the Mandated Lead Arranger as legal advisers to the US Borrower as to matters of US Law.

3.                                 Other documents and evidence

(a)                                      Evidence that any process agent referred to in Clause 39.2 (Service of process) has accepted its appointment.

(b)                                     A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Italian Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)                                      The Original Financial Statements.

(d)                                     Acceptance by the Borrower of the Documento di Sintesi.

(e)                                      Evidence that the fees, costs and expenses then due from the Borrowers on or prior to the first Utilisation Date pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

Part II
Conditions precedent to Facility B initial Utilisation

(a)                                      Evidence that immediately following the first Utilisation under the Facility B and application of the proceeds by the Paying Agent (as defined in the merger agreement referred to in paragraph (f) below), the Acquisition will be completed.

(b)                                     Evidence that all governmental and regulatory consents and other clearances (including, but not limited to, tax clearances) and all third party consents and approvals required under the Acquisition Documents have been obtained.

(c)                                      A funds flow statement in a form agreed to by the Agent detailing the proposed movement of funds to be applied towards the Total Consideration.

(d)                                     A certificate of the US Borrower (signed by an Authorised Signatory) confirming that entering into the Acquisition Documents (and the performance of the relevant transactions thereunder) would not conflict with: (i) any law or regulation applicable to it or Target, (ii) its or Target’s or any of its Subsidiaries constitutional documents, and (iii) any agreement or instrument binding upon Target or any of its or Target’s Subsidiaries or any of its Subsidiaries’ assets except any such conflict that would not be reasonably expected to have a Material Adverse Effect.

(e)                                      A structure chart in a form agreed by the Agent showing the corporate structure of the Group (including Target and its Subsidiaries) immediately following the Acquisition.

(f)                                        A copy of the merger agreement dated as of 23 January 2004 between, inter alia, the Italian Borrower and Target.

(g)                                     A copy of the latest available audited consolidated financial statements of Target and the latest available quarterly financial statements in each case of Target.

SIGNATURES

THE ORIGINAL BORROWERS

LUXOTTICA GROUP S.p.A.

by: ENRICO CAVATORTA

Address:

Fax:

Attention:

LUXOTTICA U.S. HOLDINGS CORP.

by: ENRICO CAVATORTA

Address:

Fax:

Attention:

THE ORIGINAL GUARANTORS

LUXOTTICA GROUP S.p.A.

by: ENRICO CAVATORTA

Address:

Fax:

Attention:

LUXOTTICA U.S. HOLDINGS CORP.

by: ENRICO CAVATORTA

Address:

Fax:

Attention:

LUXOTTICA S.r.l.

by: ENRICO CAVATORTA

Address:

Fax:

Attention:

THE AGENTS

UNICREDITO ITALIANO S.p.A., NEW YORK BRANCH

by:

Address:

Fax:

Attention:

UNICREDIT BANCA D’IMPRESA S.p.A.

by: PAOLO SPADA

Address:

Fax:

Attention:

THE MANDATED LEAD ARRANGERS

ABN AMRO BANK N.V.

by:

Address:

Fax:

Attention:

BANCA INTESA S.p.A.

by:

Address:

Fax:

Attention:

BANC OF AMERICA SECURITIES LIMITED

by:

Address:

Fax:

Attention:

CITIGROUP GLOBAL MARKETS LIMITED

by:

Address:

Fax:

Attention:

HSBC BANK PLC

by:

Address:

Fax:

Attention:

MEDIOBANCA – BANCA DI CREDITO FINANZIARIO S.p.A.

by:

Address:

Fax:

Attention:

THE ROYAL BANK OF SCOTLAND PLC

by:

Address:

Fax:

Attention:

UNICREDIT BANCA MOBILIARE S.p.A.

by:

Address:

Fax:

THE ORIGINAL LENDERS

ABN AMRO BANK N.V., MILAN BRANCH

by:

Address:

Fax:

Attention:

ABN AMRO BANK N.V.

Facility Office for US Borrower:

by:

Address:

Fax:

Attention:

BANCA INTESA S.p.A.

Facility Office for US Borrower:

by:

Address:

Fax:

Attention:

BANK OF AMERICA, N.A., MILAN BRANCH

by:

Address:

Fax:

Attention:

BANK OF AMERICA, N.A.

Facility Office for US Borrower:

by:

Address:

Fax:

Attention:

CITIBANK, N.A., MILAN BRANCH

by:

Address:

Fax:

Attention:

CITIBANK, N.A.

Facility Office for US Borrower:

by:

Address:

Fax:

Attention:

HSBC BANK PLC, MILAN BRANCH

by:

Address:

Fax:

Attention:

HSBC BANK PLC

Facility Office for US Borrower: London

by:

Address:

Fax:

Attention:

MEDIOBANCA – BANCA DI CREDITO FINANZIARIO S.p.A.

by:

Address:

Fax:

Attention:

THE ROYAL BANK OF SCOTLAND PLC, MILAN BRANCH

by:

Address:

Fax:

Attention:

THE ROYAL BANK OF SCOTLAND PLC

Facility Office for US Borrower:

by:

Address:

Fax:

Attention:

UNICREDIT BANCA D’IMPRESA S.p.A.

by:

Address:

Fax:

Attention:

UNICREDITO ITALIANO S.p.A., NEW YORK BRANCH

by:

Address:

Fax:

Attention: